Prospectus supplement to prospectus dated March 30, 2006
Filed Pursuant to Rule 424(b)(5) and (b)(7)
A filing fee of $171,200, calculated in accordance with
Rule 457(r), has been transmitted to the SEC in connection
with the securities offered from the registration statement
(File No.333-132865) by means of this prospectus supplement.
Intel Corporation
$1,600,000,000
2.95% Junior Subordinated Convertible Debentures due 2035
and
Shares of Common Stock Issuable Upon Conversion of the Debentures
       We originally issued these debentures in private placement transactions in December 2005. This prospectus supplement and the accompanying prospectus will be used by selling securityholders to resell their debentures and the common stock issuable upon conversion of the debentures.
      The debentures will bear interest at a rate of 2.95% per year until December 15, 2035. Interest on the debentures will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning June 15, 2006. In addition to regular interest on the debentures, beginning with the semi-annual interest period commencing on December 15, 2010, contingent interest will accrue during any semi-annual interest period where the average trading price of a debenture for the 10 trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,300 per $1,000 principal amount of the debentures or is less than or equal to a threshold that will initially be set at $800 per $1,000 principal amount of the debentures and that will increase over time. We will also pay contingent interest equal to any extraordinary cash dividend or distribution that our board of directors designates as payable to the holders of the debentures. In addition, so long as we are not in default in the payment of interest on the debentures, we may defer payment of interest on the debentures for a period not exceeding 10 consecutive semi-annual interest payment periods, during which time interest will continue to accrue on a compounded basis.
      Holders may convert their debentures into shares of our common stock at their option at any time prior to the close of business on the trading day immediately preceding the maturity date. The initial conversion rate is 31.7162 shares of our common stock per $1,000 principal amount of debentures, equivalent to a conversion price of approximately $31.53 per share of common stock. The conversion rate is subject to adjustment in some events but will not be adjusted for accrued interest. In addition, we will increase the conversion rate for a holder who elects to convert its debentures in connection with certain fundamental changes.
      We may not redeem the debentures prior to December 15, 2012, except in connection with certain tax-related events. On or after that date, we may redeem all or part of the debentures for cash at 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption. On or prior to June 12, 2006, we may also redeem all or part of the debentures for cash at a premium if certain U.S. federal tax legislation, regulations or rules are enacted or are issued.
      If we undergo a fundamental change, holders may require us to purchase all or a portion of their debentures at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest up to, but excluding, the purchase date. We will pay cash or, in certain circumstances, stock or a combination of cash and stock, for all debentures so purchased.
      The debentures are our unsecured junior obligations subordinated in right of payment to our existing and future senior debt and effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of December 31, 2005, the aggregate amount of our outstanding senior debt was approximately $171.9 million, and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $2.8 billion, excluding intercompany liabilities and liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles.
      Since their initial issuance, the debentures have been eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, debentures sold by means of this prospectus supplement will no longer be eligible for trading on the PORTAL Market. We do not intend to list the debentures on any other automated quotation system or any securities exchange. Our common stock is quoted on The Nasdaq National Market under the symbol “INTC.” The last reported sale price of our common stock on The Nasdaq National Market on March 24, 2006 was $19.60 per share.
      The selling securityholders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions, if any. We are responsible for the payment of other expenses incident to the registration of the securities. We will not receive any proceeds from this offering.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful and complete. Any representation to the contrary is a criminal offence.
       See “Risk factors” beginning on page S-5 and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain risks that you should consider in connection with an investment in the debentures.
       March 31, 2006

Forward-looking statements
      This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms. Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.
      Many factors could affect our actual results, and variances from our current expectations regarding such factors could cause actual results to differ materially from those expressed in our forward-looking statements. We presently consider the factors set forth below to be important factors that could cause actual results to differ materially from our published expectations. A more detailed discussion of these factors, as well as other

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factors that could affect our results, is contained in this prospectus supplement under the heading “Risk factors” and in our filings with the Securities and Exchange Commission (the “SEC”), including the report on Form 10-K for the year ended December 31, 2005. However, management cannot predict all factors, or combinations of factors, that may cause actual results to differ materially from those projected in any forward-looking statements. Factors that could cause our results to be different from our expectations include:

•	we operate in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term, and by product demand that is highly variable. Revenue and the gross margin percentage are affected by the demand for and market acceptance of our products; the availability of sufficient inventory of Intel products and related components from other suppliers to meet demand; pricing pressures; actions taken by Intel’s competitors; and our ability to respond quickly to technological developments and to incorporate new features into our products. Factors that could cause demand to be different from our expectations include changes in customer product needs, including order cancellations; changes in customers’ level of inventory; and changes in business and economic conditions;

•	our gross margin percentage could vary from expectations based on changes in revenue levels; product mix and pricing; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; capacity utilization; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs;

•	expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for our products and the level of revenue and profits;

•	our results could be impacted by unexpected economic, social and political conditions in the countries in which we, our customers or our suppliers operate, including security risks, possible infrastructure disruptions and fluctuations in foreign currency exchange rates;

•	our results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in our SEC reports; and

•	our results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover.
      Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus supplement.

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Summary
      The following summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference, before making an investment decision. When used in this prospectus supplement, the terms “Intel,” “issuer,” “we,” “our,” and “us” refer to Intel Corporation and its consolidated subsidiaries, unless otherwise specified.
Intel Corporation
      We are the world’s largest semiconductor chip maker, developing advanced integrated digital technology platforms for the computing and communications industries. Our goal is to be the preeminent provider of silicon chips and platform solutions to the worldwide digital economy. We offer products at various levels of integration, allowing our customers flexibility to create advanced computing and communications systems and products.
      Intel’s products include chips, boards and other semiconductor components that are the building blocks integral to computers, servers, and networking and communications products. Our component-level products consist of integrated circuits used to process information. Our integrated circuits are silicon chips, known as semiconductors, etched with interconnected electronic switches.
      We were incorporated in California in 1968 and reincorporated in Delaware in 1989. Our principal executive offices are located at 2200 Mission College Boulevard, Santa Clara, California 95054 and our telephone number is (800) 765-8119.
The offering
      The following summary contains basic information about the debentures and is not a complete description of the offering. Thus, it does not contain all the information that is important to you. For a more detailed description of the debentures you should read the section titled “Description of debentures.” For purposes of this summary and the “Description of debentures,” references to “the Company,” “Intel,” “Issuer,” “we,” “us,” and “our” refer only to Intel Corporation and do not include our subsidiaries, except where the context otherwise requires or as otherwise indicated.

Issuer	Intel Corporation, a Delaware corporation.

Securities	$1,600,000,000 principal amount of 2.95% Junior Subordinated Convertible Debentures due 2035.

Maturity	December 15, 2035, unless earlier redeemed, repurchased or converted.

Interest	2.95% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning June 15, 2006.

In addition to regular interest on the debentures, beginning with the semi-annual interest period commencing on December 15, 2010, contingent interest will accrue:

• during any semi-annual interest period where the average trading price of a debenture for the 10 trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,300 per $1,000 principal amount of the debentures, in which case contingent interest will accrue at a rate of 0.40% of such average trading price per annum; and

• during any semi-annual interest period where the average trading price of a debenture for the 10 trading day period immediately preceding the first day of such semi-annual period is less than or equal to a threshold that will initially be set at $800 per $1,000 principal amount of the debentures and that will increase over time, in which case contingent interest will accrue at a rate of 0.25% of such average trading price per annum.

In addition, we will pay contingent interest at any time the debentures are outstanding in the event that we pay an extraordinary cash dividend or distribution to holders of our common stock that our board of directors designates as payable to the holders of the debentures.

So long as we are not in default in the payment of interest on the debentures, we may defer payment of interest on the debentures (other than contingent interest relating to extraordinary dividends) for a period not exceeding 10 consecutive semi-annual interest payment periods, during which time interest will continue to accrue on a compounded basis.

Conversion rights	Holders may convert their debentures into shares of our common stock at any time prior to the close of business on the trading day immediately preceding the maturity date, in multiples of $1,000 principal amount.

The initial conversion rate for the debentures is 31.7162 shares per $1,000 principal amount of debentures (equal to an initial conversion price of approximately $31.53 per share), subject to adjustment.

We will increase the conversion rate for a holder who elects to convert its debentures in connection with certain fundamental changes as described under “Description of debentures — Conversion rights — Conversion rate adjustments — Adjustment to shares delivered upon conversion upon certain fundamental changes.”

Holders will not receive any cash payment or additional shares representing accrued and unpaid interest and contingent interest, additional interest or compounded interest, if any, upon conversion of a debenture, except in limited circumstances. Instead, interest will be deemed paid by the shares of common stock and cash, if any, delivered to holders upon conversion.

Redemption at our option	We may not redeem the debentures prior to December 15, 2012, except in connection with certain tax-related events. On or after December 15, 2012, we may redeem for cash all or part of the debentures if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption. We may not redeem the debentures at our option or give notice of redemption unless we have paid any accrued deferred interest with respect to the debentures. The redemption price will equal 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, including any contingent interest, additional interest or compounded interest, to but excluding the purchase date.

We may also redeem all or part of the debentures for cash on or prior to June 12, 2006 if certain U.S. federal tax legislation, regulations or rules are enacted or are issued. The redemption price for any such redemption will be 101.5% of the principal amount of the debentures being redeemed plus (i) accrued and unpaid interest, including any contingent interest, additional interest or compounded interest, to but excluding the redemption date and (ii) if the conversion value of the debentures being redeemed exceeds their initial conversion value, 77% of the amount determined by subtracting the initial conversion value of such debentures from their conversion value.

We will give notice of redemption not less than 30 nor more than 60 days before the redemption date by mail to the trustee, the paying agent and each holder of debentures.

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of debentures — Fundamental change permits holders to require us to purchase debentures”), you will have the option to require us to purchase all or any portion of your debentures. The fundamental change purchase price will be 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date. We may choose to pay the repurchase price in:

• cash;

• shares of our common stock or shares of common stock of the surviving corporation, at our option and subject to the satisfaction of certain conditions. The number of shares of common stock will equal the repurchase price divided by 95% of the average of the last reported sale prices for our common stock for the five consecutive trading days immediately preceding and including the third trading day prior to the repurchase date; or

• a combination of cash, shares of our common stock or shares of common stock of the surviving corporation.

Ranking	The debentures are our unsecured junior obligations subordinated in right of payment to our existing and future unsecured senior debt and effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries.

Registration rights	We entered into a registration rights agreement with the initial purchasers of the debentures in which we agreed to file with the SEC the shelf registration statement for the resale of the debentures and the common stock issuable upon conversion of the debentures of which the accompanying prospectus is a part.

Use of proceeds	The selling securityholders will receive all of the proceeds from the sale of the debentures and the common stock pursuant to this prospectus supplement, and we will receive none of such proceeds.

Book-entry form	The debentures were issued in book-entry form only and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in certain limited circumstances.

Trading	Since their initial issuance, the debentures have been eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc. However, debentures sold by means of this prospectus supplement will no longer be eligible for trading on the PORTAL Market. We do not intend to list the debentures on any other automated quotation system or any securities exchange. Furthermore, we can provide no assurances as to the liquidity of, or trading market for, the debentures. Our common stock is quoted on The Nasdaq National Market under the symbol “INTC.”

Risk factors	Investment in the debentures involves risk. You should carefully consider the information under the section titled “Risk factors” and all other information included in this prospectus supplement and the documents incorporated by reference before investing in the debentures.

Risk factors
      Investing in the debentures and our common stock involves a high degree of risk. In addition, our business, operations and financial condition are subject to various risks. You should carefully consider the risks described below with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. If any of the adverse events described below were to actually occur, our business, results of operations, or financial condition would likely suffer. In such an event, the trading price of the debentures and our common stock could decline and you could lose all or part of your investment. Additionally, this section does not attempt to describe all risks applicable to our industry, our business or investment in the debentures or our common stock. Risks not presently known to us or that we currently deem immaterial may also impair our business operations.
Risks related to our business

Fluctuations in demand for our products may adversely affect our financial results.
      If demand for our products fluctuates, our revenue and gross margin could be adversely affected. Important factors that could cause demand for our products to fluctuate include:

•	changes in customer product needs;

•	changes in the level of customers’ inventory;

•	changes in business and economic conditions, including a downturn in the semiconductor industry;

•	competitive pressures from companies that have competing products, chip architectures and manufacturing technologies;

•	strategic actions taken by our competitors; and

•	market acceptance of our products.
      If demand for our products is reduced, our manufacturing and/or assembly and test capacity could be under-utilized, and we may be required to record an impairment on our long-lived assets including facilities and equipment, as well as intangible assets, which would increase our expenses. In addition, factory planning decisions may cause us to record accelerated depreciation. In the long term, if demand for our products increases, we may not be able to add manufacturing and/or assembly and test capacity fast enough to meet market demand. These changes in demand for our products, and changes in our customers’ product needs, could have a variety of negative effects on our competitive position and our financial results, and, in certain cases, may reduce our revenue, increase our costs, lower our gross margin percentage, or require us to recognize and record impairments of our assets.

The semiconductor industry and our operations are characterized by a high percentage of costs that are fixed or otherwise difficult to reduce in the short term, and by product demand that is highly variable and is subject to significant downturns that may adversely affect our business, results of operations and financial condition.
      The semiconductor industry and our operations are characterized by high costs, such as those related to facility construction and equipment, research and development, and employment and training of a highly skilled workforce, that are either fixed or difficult to reduce in the short term. At the same time, demand for our products is highly variable and has experienced downturns, often in connection with maturing product cycles and downturns in general economic market conditions. These downturns have been characterized by reduced product demand, manufacturing overcapacity, high inventory levels and decreased average selling prices. The combination of these factors may cause our revenue, gross margin, cash flow and profitability to vary significantly both in the short term and over the long term.

We operate in intensely competitive industries, and our failure to respond quickly to technological developments and incorporate new features into our products could have an adverse effect on our ability to compete.
      We operate in intensely competitive industries that experience rapid technological developments, changes in industry standards, changes in customer requirements, and frequent new product introductions and improvements. If we are unable to respond quickly and successfully to these developments, we may lose our competitive position, and our products or technologies may become uncompetitive or obsolete. To compete successfully, we must maintain a successful R&D effort, develop new products and production processes, and improve our existing products and processes at the same pace or ahead of our competitors. We may not be able to successfully develop and market these new products; the products we invest in and develop may not be well received by customers; and products developed and new technologies offered by others may affect the demand for our products. These types of events could have a variety of negative effects on our competitive position and our financial results, such as reducing our revenue, increasing our costs, lowering our gross margin percentage, and requiring us to recognize and record impairments of our assets.

Fluctuations in the mix of products sold may adversely affect our financial results.
      Because of the wide price differences among mobile, desktop and server microprocessors, the mix and types of performance capabilities of microprocessors sold affect the average selling price of our products and have a substantial impact on our revenue. Our financial results also depend in part on the mix of other products we sell, such as chipsets, flash memory and other semiconductor products. In addition, more recently introduced products tend to have higher associated costs because of initial overall development costs and higher start-up costs. Fluctuations in the mix and types of our products may also affect the extent to which we are able to recover our fixed costs and investments that are associated with a particular product, and as a result can negatively impact our financial results.

Our global operations subject us to risks that may negatively affect our results of operations and financial condition.
      We have sales offices and research and development, manufacturing, and assembly and test facilities in many countries, and as a result, we are subject to risks associated with doing business globally. Our global operations may be subject to risks that may limit our ability to manufacture, assemble and test, design, develop or sell products in particular countries, which could in turn have an adverse effect on our results of operations and financial condition, including:

•	health concerns;

•	natural disasters;

•	inefficient and limited infrastructure and disruptions, such as large-scale outages or interruptions of service from utilities or telecommunications providers and supply chain interruptions;

•	differing employment practices and labor issues;

•	local business and cultural factors that differ from our normal standards and practices;

•	regulatory requirements and prohibitions that differ between jurisdictions;

•	security concerns, including crime, political instability, terrorist activity, armed conflict and civil or military unrest; and

•	restrictions on our operations by governments seeking to support local industries, nationalization of our operations and restrictions on our ability to repatriate earnings.
      In addition, although most of our products are priced and paid for in U.S. dollars, a significant amount of certain types of expenses, such as payroll, utilities, tax and marketing expenses, are paid in local currencies. Fluctuations in the rate of exchange between the U.S. dollar and the currencies of other countries in which we conduct business, and changes in currency controls with respect to such countries, could negatively impact our business, operating results and financial condition by resulting in lower revenue or increased expenses in such countries. In addition, changes in tariff and import regulations and to U.S. and non-U.S. monetary policies may also negatively impact our revenue in those affected countries. Varying tax rates in different jurisdictions could negatively impact our overall tax rate.

Failure to meet our production targets, resulting in undersupply or oversupply of products, may adversely impact our business and results of operations.
      Manufacturing and assembly and test of integrated circuits is a complex process. Disruptions in this process can result from difficulties in our development and implementation of new processes, errors and interruptions in the processes, defects in materials and disruptions in our supply of materials or resources, all of which could affect the timing of production ramps and yields. Furthermore, we may not be successful or efficient in developing or implementing new production processes. The occurrence of any of the foregoing may result in our failure to increase production as desired, resulting in higher costs or substantial decreases in yields, which could impact our ability to produce sufficient volume to meet specific product demand. Furthermore, the unavailability or reduced availability of certain products could make it more difficult to implement our platform strategy. We may also experience increases in yields. A substantial increase in yields could result in higher inventory levels and the possibility of resulting excess capacity charges as we slow production to reduce inventory levels. In addition, higher yields, as well as other factors, can decrease overall unit costs and may cause us to revalue our existing inventory on certain products to their lower replacement cost, which would impact our gross margin in the quarters in which this revaluation occurs. The occurrence of any of these events could adversely impact our business and results of operations.

We may have difficulties obtaining the resources or products we need for manufacturing or assembling our products or operating other aspects of our business, which could adversely affect our ability to meet demand for our products and may increase our costs.
      We have thousands of suppliers providing various materials that we use in production of our products and other aspects of our business, and we seek, where possible, to have several sources of supply for all of these materials. However, we may rely on a single or a limited number of suppliers, or upon suppliers in a single country, for these materials. The inability of such suppliers to deliver adequate supplies of production materials or other supplies could disrupt our production process or could make it more difficult for us to implement our platform strategy. In addition, production could be disrupted by the unavailability of the resources used in production such as water, silicon, electricity and gases. The unavailability or reduced availability of the materials or resources we use in our business may require us to reduce production of products or may require us to incur additional costs in order to obtain an adequate supply of these materials or resources. The occurrence of any of these events could adversely impact our business and results of operations.

Costs related to product defects and errata may have an adverse impact on our results of operations and business.
      Costs associated with unexpected product defects and errata (deviations from published specifications) include, for example, the costs of:

•	writing down the value of inventory of defective products;

•	disposing of defective products that cannot be fixed;

•	recalling defective products that have been shipped to customers;

•	providing product replacements for or modifications to defective products; and

•	defending against litigation related to defective products.
      These costs could be substantial and may therefore increase our expenses and adversely affect our gross margin. In addition, our reputation with our customers or end users of our products could be damaged as a result of such product defects and errata, and the demand for our products could be reduced. These factors could negatively impact our financial results and the prospects for our business.

We may be subject to claims of infringement of third-party intellectual property rights, which could adversely affect our business.
      From time to time, third parties may assert against us or our customers alleged patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. We may be subject to intellectual property infringement claims from certain individuals and companies who have acquired patent portfolios for the sole purpose of asserting such claims against other companies. Any claims that our products or processes infringe the intellectual property rights of others, regardless of the merit or resolution of such claims, could cause us to incur significant costs in responding to, defending and resolving such claims, and may divert the efforts and attention of our management and technical personnel away from our business. As a result of such intellectual property infringement claims, we could be required to:

•	pay third-party infringement claims;

•	discontinue manufacturing, using or selling the infringing products;

•	discontinue using the infringing technology or processes;

•	develop non-infringing technology, which could be time-consuming and costly or may not be possible; or

•	license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms or at all.
      The occurrence of any of the foregoing could result in unexpected expenses or require us to recognize an impairment of our assets, which would reduce the value of our assets and increase expenses. In addition, if we alter or discontinue our production of affected items, our revenue could be negatively impacted.

We may be subject to litigation proceedings that could adversely affect our business.
      In addition to the litigation risks mentioned above, we may be subject to legal claims or regulatory matters involving stockholder, consumer, antitrust and other issues. As described in “Legal Proceedings” in Part I, Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2005, we are currently engaged in a number of litigation matters. Litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include money damages or, in cases for which injunctive relief is sought, an injunction prohibiting Intel from manufacturing or selling one or more products. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on business and results of operations for the period in which the ruling occurred or future periods.

We may not be able to enforce or protect our intellectual property rights, which may harm our ability to compete and adversely affect our business.
      Our ability to enforce our patents, copyrights, software licenses and other intellectual property is subject to general litigation risks, as well as uncertainty as to the enforceability of our intellectual property rights in various countries. When we seek to enforce our rights, we are often subject to claims that the intellectual property right is invalid, is otherwise not enforceable or is licensed to the party against whom we are asserting a claim. In addition, our assertion of intellectual property rights often results in the other party seeking to assert alleged intellectual property rights of its own against us, which may adversely impact our business in the manner discussed above. If we are not ultimately successful in defending ourselves against these claims in litigation, we may not be able to sell a particular product or family of products, due to an injunction, or we may have to pay material amounts of damages, which could in turn negatively affect our results of operations. In addition, governments may adopt regulations or courts may render decisions requiring compulsory licensing of intellectual property to others, or governments may require that products meet specified standards that serve to favor local companies. Our inability to enforce our intellectual property rights under these circumstances may negatively impact our competitive position and our business.

Our licenses with other companies and our participation in industry initiatives may allow other companies, including competitors, to use our patent rights.
      Companies in the semiconductor industry often rely on the ability to license patents from each other in order to compete. Many of our competitors have broad licenses or cross-licenses with us, and under current case law, some of these licenses may permit these competitors to pass our patent rights on to others. If one of these licensees becomes a foundry, our competitors might be able to avoid our patent rights in manufacturing competing products. In addition, our participation in industry initiatives may require us to license our patents to other companies that adopt certain industry standards or specifications, even when such organizations do not adopt standards or specifications proposed by us. As a result, our patents implicated by our participation in industry initiatives might not be available for us to enforce against others who might otherwise be deemed to be infringing those patents, our costs of enforcing our licenses or protecting our patents may increase, and the value of our intellectual property may be impaired.

In order to compete, we must attract, retain and motivate key employees, and our failure to do so could have an adverse effect on our results of operations.
      In order to compete, we must attract, retain and motivate executives and other key employees, including those in managerial, technical, sales, marketing and support positions. Hiring and retaining qualified executives, scientists, engineers, technical staff and sales representatives are critical to our business, and competition for experienced employees in the semiconductor industry can be intense. To attract, retain and motivate qualified employees, we rely heavily on stock-based incentive awards such as employee stock options and restricted stock. If the value of such stock awards does not appreciate as measured by the performance of the price of our common stock and/or if our other stock-based compensation otherwise ceases to be viewed as a valuable benefit, our ability to attract, retain and motivate our employees could be adversely impacted, which could negatively affect our results of operations and/or require us to increase the amount we expend on cash and other forms of compensation. In addition, our adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004) (“SFAS No. 123(R)”), “Share-Based Payment,” during our first quarter of 2006 will result in significant additional compensation expense compared to prior periods.

Our results of operations could vary as a result of the methods, estimates and judgments we use in applying our accounting policies.
      The methods, estimates and judgments we use in applying our accounting policies have a significant impact on our results of operations (see “Critical Accounting Estimates” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2005). Such methods, estimates and judgments are, by their nature, subject to substantial risks, uncertainties and assumptions, and factors may arise over time that lead us to change our methods, estimates and judgments. Changes in those methods, estimates and judgments could significantly affect our results of operations. In particular, beginning in our first quarter of 2006, the calculation of share-based compensation expense under SFAS No. 123(R) requires us to use valuation methodologies (which were not developed for use in valuing employee stock options) and a number of assumptions, estimates and conclusions regarding matters such as expected forfeitures, expected volatility of our share price, the expected dividend rate with respect to our common stock and the exercise behavior of our employees. Furthermore, there are no means, under applicable accounting principles, to compare and adjust our expense if and when we learn of additional information that may affect the estimates that we previously made, with the exception of changes in expected forfeitures of share-based awards. Factors may arise over time that lead us to change our estimates and assumptions with respect to future share-based compensation arrangements, resulting in variability in our share-based compensation expense over time. Changes in forecasted share-based compensation expense could impact our gross margin percentage; research and development expenses; marketing, general and administrative expenses; and our tax rate.

Our failure to comply with applicable environmental laws and regulations worldwide could adversely impact our business and results of operations.
      The manufacture, assembly and testing of our products require the use of hazardous materials that are subject to a broad array of environmental, health and safety laws and regulations. Our failure to comply with any of these applicable laws or regulations could result in:

•	regulatory penalties, fines and legal liabilities;

•	suspension of production;

•	alteration of our fabrication and assembly and test processes; or

•	curtailment of our operations or sales.
      In addition, our failure to properly manage the use, transportation, emission, discharge, storage, recycling or disposal of hazardous materials could subject us to increased costs or future liabilities. Existing and future environmental laws and regulations could also require us to acquire pollution abatement or remediation equipment, modify our product designs or incur other expenses associated with such laws and regulations. Many new materials that we are evaluating for use in our operations may be subject to regulation under existing or future environmental laws and regulations that may restrict our use of certain materials in our manufacturing, assembly and test processes or products. Any of these consequences could adversely impact our business and results of operations by increasing our expenses and/or requiring us to alter our manufacturing processes.

Changes in our effective tax rate may have an adverse effect on our results of operations.
      Our future effective tax rates may be adversely affected by a number of factors including:

•	the jurisdictions in which profits are determined to be earned and taxed;

•	the repatriation of non-U.S. earnings for which we have not previously provided for U.S. taxes;

•	adjustments to estimated taxes upon finalization of various tax returns;

•	increases in expenses not deductible for tax purposes, including write-offs of acquired in-process research and development and impairment of goodwill in connection with acquisitions;

•	changes in available tax credits;

•	changes in share-based compensation expense;

•	changes in the valuation of our deferred tax assets and liabilities;

•	changes in tax laws or the interpretation of such tax laws; and

•	the resolution of issues arising from tax audits with various tax authorities.
      Any significant increase in our future effective tax rates could adversely impact net income for future periods. In addition, the U.S. Internal Revenue Service (“IRS”) and other tax authorities regularly examine our income tax returns. The IRS has issued formal assessments related to amounts reflected on certain of our tax returns as a tax benefit for our export sales (see “Note 18: Contingencies” in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2005). Our results of operations could be adversely impacted if these assessments or any other assessments resulting from the examination of our income tax returns by the IRS or other taxing authorities are not resolved in our favor.

We invest in companies for strategic reasons and may not realize a return on our investments.
      We make investments in companies around the world to further our strategic objectives and support our key business initiatives. Such investments include investments in equity securities of public companies and investments in non-marketable equity securities of private companies, which range from early-stage companies that are often still defining their strategic direction to more mature companies whose products or technologies may directly support an Intel product or initiative. The success of these companies (or lack thereof) is dependent on product development, market acceptance, operational efficiency and other key business success factors. The private companies in which we invest may fail because they may not be able to secure additional funding, obtain favorable investment terms for future financings or take advantage of liquidity events, such as initial public offerings, mergers and private sales. If any of these private companies fail, we could lose all or part of our investment in that company. In addition, if we determine that an other-than-temporary decline in the fair value exists for the equity securities of the public and private companies in which we invest, we write down the investment to its fair value and record the related write-down as an investment loss. Furthermore, when the strategic objectives of an investment have been achieved, or if the investment or business diverges from our strategic objectives, we may decide to dispose of the investment. Our investments in non-marketable equity securities of private companies are not liquid, and we may not be able to dispose of these investments on favorable terms or at all. The occurrence of any of these events could negatively affect our net income and results of operations.
Risks related to the debentures

The debentures are our unsecured junior obligations and are subordinated in right of payment to our existing and future senior debt obligations and any indebtedness or other liabilities of our subsidiaries.
      The debentures are unsecured and subordinated in right of payment to all of our existing and future senior debt. Because the debentures are subordinate to our senior debt, if we experience:

•	a bankruptcy, liquidation or reorganization, or

•	an acceleration of the debentures due to an event of default under the indenture, we will be permitted to make payments on the debentures only after we have satisfied all of our senior debt obligations. Also, if payment or other defaults occur on senior debt, payments on the debentures may be blocked indefinitely or for specified periods. Therefore, payments on the debentures may be delayed or not permitted or we may not have sufficient assets remaining to pay amounts due on any or all of the debentures. In addition, the debentures effectively will be subordinate to all liabilities, including trade payables, of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Consequently, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the debentures to share in those assets, would be subordinate to the claims of the subsidiaries’ creditors.
      The debentures will be our obligations exclusively. The indenture for the debentures does not limit our ability, or that of any of our presently existing or future subsidiaries, to incur senior debt, other indebtedness and other liabilities. As of December 31, 2005, the aggregate amount of our outstanding senior debt was approximately $171.9 million, and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $2.8 billion, excluding intercompany liabilities and liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles. From time to time we and our subsidiaries may incur additional indebtedness, including senior debt, which could adversely affect our ability to pay our obligations under the debentures.

An active public market may not develop for the debentures.
      The debentures are a new issue of securities with no established trading market. Since their initial issuance, the debentures have been eligible for trading in PORTAL. However, the debentures resold pursuant to this prospectus supplement and the accompanying prospectus will no longer be eligible for trading in PORTAL, and we do not intend to list them on any other automated quotation system or any securities exchange. At the time of the initial issuance of the debentures in December 2005, the initial purchasers of the debentures advised us that that they intended to make a market in the debentures; however, they are not obligated to do so and may discontinue market making at any time without notice. In addition, market making activity by the initial purchasers is subject to the limits imposed by the Securities Act and the Exchange Act. As a result, a market for the debentures may not develop or, if one does develop, it may not be maintained. If an active market for the debentures fails to develop or be sustained, the trading price of the debentures could decline significantly.
      In addition, the liquidity of the trading market for the debentures, if any, and the market price quoted for the debentures may be adversely affected by changes in interest rates in the market for comparable securities and by changes in our financial performance or prospects, as well as by declines in the prices of securities, or the financial performance or prospects of similar companies.

If the market price of our common stock decreases, the market price of the debentures may similarly decrease.
      We expect that the market price of the debentures will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the debentures than would be expected for debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in the sections of this prospectus supplement titled “Risk factors” and “Forward-looking statements,” many of which are beyond our control. For instance, the price of our common stock could be affected by sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company than our common stock, or by other hedging or arbitrage trading activity that may develop involving our common stock. This hedging or arbitrage could, in turn, affect the trading price of the debentures.

Conversion of the debentures will dilute the ownership interest of existing stockholders, including holders who had previously converted their debentures.
      The conversion of some or all of the debentures will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could be used to satisfy short positions, or anticipated conversion of the debentures into shares of our common stock could depress the price of our common stock.

The debentures do not contain restrictive covenants.
      The indenture governing the debentures does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries, except for certain restrictions during any period in which we have exercised our option to defer the payment of interest for up to 10 consecutive semi-annual periods. See “Description of debentures — Option to extend interest payment period.” The indenture contains no covenants or other provisions to afford protection to holders of the debentures in the event of a fundamental change involving Intel except to the extent described under “Description of debentures — Fundamental change permits holders to require us to purchase debentures,” and “Description of debentures — Conversion rights — Conversion rate adjustments — Adjustment to shares delivered upon conversion upon certain fundamental changes.”

The adjustment to the conversion rate for debentures converted in connection with certain types of fundamental changes may not adequately compensate you for any lost value of your debentures as a result of such transactions.
      If certain types of fundamental changes occur prior to maturity, we will increase the conversion rate by a number of additional shares of our common stock for debentures converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of debentures — Conversion rights — Adjustment to shares delivered upon conversion upon certain fundamental changes.” The adjustment to the conversion rate for debentures converted in connection with a fundamental change may not adequately compensate you for any lost value of your debentures as a result of such transaction. Moreover, in no event will the total number of additional shares of common stock issuable upon conversion as a result of this adjustment exceed 5.7089 per $1,000 principal amount of debentures, subject to adjustments in the same manner as the adjustments to the conversion rate as set forth under “Description of debentures — Conversion rights — Conversion rate adjustments.” Our obligation to increase the conversion rate in connection with certain types of fundamental changes could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.
      If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, other than extraordinary dividends that our board of directors designates as payable to the holders of the debentures), but if you subsequently convert your debentures into common stock, you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures and, to a limited extent, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock that result from such amendment.

The price of our common stock historically has been volatile. This volatility may make it difficult for you to resell the debentures and the common stock into which the debentures are convertible, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.
      The market price for our common stock has varied between a high of $28.71 and a low of $19.54 per share between December 26, 2004 and March 24, 2006. This volatility may make it difficult for you to resell the debentures and the common stock into which the debentures are convertible, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in the sections of this prospectus supplement titled “Risk factors” and “Forward-looking statements.”
      In the past, many companies have been the subject of securities class action litigation following periods of volatility in the market price of their stock. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.
      In addition, the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially. The trading price of the debentures is expected to be affected significantly by the price of our common stock.

The conversion rate of the debentures may not be adjusted for all dilutive events, which may adversely affect the trading price of the debentures.
      The conversion rate of the debentures is subject to adjustment for certain events, including, but not limited to, the issuance of dividends on our common stock in excess of $0.10 per common share in any quarter, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebted-

ness, or assets and certain tender or exchange offers as described under “Description of debentures — Conversion rights — Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the debentures or the common stock. An event that adversely affects the value of the debentures may occur, and that event may not result in an adjustment to the conversion rate.

We may not have the ability to raise the funds necessary to purchase the debentures upon a fundamental change as required by the indenture governing the debentures.
      Holders of the debentures may require us to purchase their debentures upon a fundamental change as described under “Description of debentures — Fundamental change permits holders to require us to purchase debentures.” A fundamental change may also constitute an event of default and result in the effective acceleration of the maturity of our then-existing indebtedness under another indenture or agreement. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the fundamental change purchase price for the debentures tendered by the holders in cash. Failure by us to purchase the debentures when required would result in an event of default with respect to the debentures. Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the debentures.
      Upon the occurrence of certain types of fundamental changes, you have the right to require us to repurchase your debentures. However, the fundamental change provisions will not afford protection to holders of debentures in the event of certain other types of transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the debentures. In the event of any such transaction, the holders would not have the right to require us to repurchase the debentures, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of debentures.

The debentures will probably not be rated and, if rated, may receive a lower rating than anticipated.
      We believe it is unlikely that the debentures will be rated. However, if one or more rating agencies rates the debentures and assigns the debentures a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the debentures and our common stock would be harmed.

You may be subject to tax upon an adjustment to the conversion rate of the debentures even though you do not receive a corresponding cash distribution.
      The conversion rate of the debentures is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Material United States federal income tax considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments. See “Dividend policy” and “Material United States federal income tax considerations.”
      If certain types of fundamental changes occur on or prior to the maturity date of the debentures, under some circumstances, we will increase the conversion rate for debentures converted in connection with the fundamental change. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material United States federal income tax considerations.”

U.S. holders will recognize income for U.S. federal income tax purposes in excess of the current cash payments on the debentures and will recognize ordinary income on the disposition of the debentures.
      Pursuant to the terms of the indenture, we and each holder of the debentures agree to treat the debentures, for United States federal income tax purposes, as “contingent payment debt instruments.” Under this characterization, the debentures will be treated as issued with original issue discount for U.S. federal income tax purposes, and each U.S. holder will be required to include such original issue discount in gross income as it accrues regardless of the holder’s method of tax accounting. The amount of original issue discount required to be included in the holder’s gross income for each year generally will be in excess of the payments and accruals on the debentures for non-tax purposes and in advance of the receipt of cash or other property attributable thereto in that year. A U.S. holder will recognize gain or loss on the sale, exchange, conversion, repurchase or redemption of a debenture in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and the holder’s adjusted tax basis in the debenture. Any such gain will be treated as ordinary interest income and any such loss will be ordinary loss to the extent of the interest previously included in gross income and, thereafter, capital loss. All holders should read the discussion of the United States federal income tax consequences of the purchase, ownership, and the disposition of the debentures that is contained in this prospectus supplement under the heading “Material United States federal income tax considerations.”

Ratio of earnings to fixed charges
      The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

Year Ended

December 31,	December 25,	December 27,	December 28,	December 29,
2005	2004	2003	2002	2001

169x	107x	72x	32x	18x
      The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes plus fixed charges by (ii) fixed charges. Our fixed charges consist of the portion of operating lease rental expense that is representative of the interest factor and interest expense on indebtedness.
Use of proceeds
      The proceeds from the sale of the debentures and the common stock offered pursuant to this prospectus supplement are solely for the account of the selling securityholders. Accordingly, we will not receive any proceeds from the sale of the debentures or the shares of common stock offered by this prospectus supplement.

Description of debentures
      The Company issued the debentures under an indenture dated as of December 16, 2005 (the “indenture”) between itself and Citibank, N.A., as trustee (the “trustee”). For purposes of this prospectus supplement, references to the indenture mean the indenture dated December 16, 2005 between Intel and Citibank, N.A. and not the indenture dated March 29, 2006 between Intel and Citibank, N.A. that is described in the accompanying prospectus. The terms of the debentures include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The debentures and the shares of common stock issuable upon conversion of the debentures are covered by a registration rights agreement.
      You may request a copy of the indenture and the registration rights agreement from us.
      The following description is a summary of the material provisions of the debentures and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the debentures and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.
      For purposes of this description, references to “the Company,” “Intel,” “we,” “our” and “us” refer only to Intel Corporation and not to its subsidiaries.
General

The debentures
      The debentures:

•	are general unsecured, junior subordinated obligations of the Company;

•	are limited to an aggregate principal amount of $1,600,000,000;

•	mature on December 15, 2035 (the “maturity date”), unless earlier converted or repurchased;

•	are issued in denominations of $1,000 and integral multiples of $1,000;

•	are represented by one or more registered debentures in global form, but in certain limited circumstances may be represented by debentures in definitive form. See “Book-entry, settlement and clearance”; and

•	are subordinated in right of payment to existing and future senior debt of the Company and to all indebtedness and other liabilities of the Company’s subsidiaries;
      The debentures may be converted at an initial conversion rate of 31.7162 shares of common stock per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $31.53 per share of common stock). The conversion rate is subject to adjustment if certain events occur.
      Upon conversion of a debenture, you will not receive any separate cash payment for interest or contingent interest, additional interest or compounded interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below under “Conversion rights — General.”
      Other than restrictions described under “Fundamental change permits holders to require us to repurchase debentures” and “Consolidation, merger and sale of assets” below, and except for the provisions set forth under “Conversion rights — Adjustment to shares delivered upon conversion upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the debentures protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. In addition, the indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise, restrict the incurrence of liens, restrict the payment of dividends (except during any extension of the interest payment period for the debentures) or contain financial covenants.

      We may, without the consent of the holders, issue additional debentures under the indenture with the same terms and with the same CUSIP numbers as the debentures offered hereby in an unlimited aggregate principal amount, provided that no such additional debentures may be issued unless fungible with the debentures offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the debentures in open market purchases or negotiated transactions without prior notice to holders.
      We use the term “debenture” in this prospectus supplement to refer to each $1,000 principal amount of debentures. We use the term “common stock” in this prospectus supplement to refer to the Company’s common stock, $0.001 par value. References in this prospectus supplement to a “holder” or “holders” of debentures that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such debentures, unless the context otherwise requires. However, we and the trustee will treat the person in whose name debentures are registered (Cede & Co., in the case of debentures held through DTC) as the owner of such debentures for all purposes.

Payments on the debentures; paying agent and registrar
      We will pay principal of and interest (including contingent interest, additional interest and compounded interest, if any) on debentures in global form registered in the name of, or held by, DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global debentures.
      We will pay principal of certificated debentures at the office or agency designated by the Company in the borough of Manhattan, the City of New York. We have initially designated Citibank, N.A. as our paying agent and registrar and its corporate trust office in New York, New York, as a place where debentures may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the debentures, and we may act as paying agent or registrar. Interest (including additional interest, if any) on certificated debentures will be payable (i) to holders having an aggregate principal amount of $2,000,000 or less, by check mailed to the holders of these debentures and (ii) to holders having an aggregate principal amount of more than $2,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date (as defined below), by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies the registrar to the contrary in writing.

Transfer and exchange
      A holder of debentures may transfer or exchange debentures at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, including signature guarantees. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of debentures, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any debenture selected for redemption or surrendered for conversion. Also, the Company is not required to register any transfer or exchange of any debenture for a period of 15 days before the mailing of a notice of redemption.

Interest
      The debentures bear interest from December 16, 2005 at a rate of 2.95% per year. We will also pay contingent interest (as defined below) on the debentures in the circumstances described under “— Contingent interest.” Subject to the provisions set forth under “— Option to extend interest payment period,” we will pay interest semi-annually in arrears on June 15 and December 15 of each year to the holders of record at the close of business on the preceding June 1 and December 1 (each such date, in respect of the debentures, a “record date”), respectively, beginning June 15, 2006; provided that:

•	we will not pay interest accrued and unpaid or deferred interest (as defined below) on any debentures that are converted into our common stock. See “— Conversion rights.” If a holder of debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive the interest payable on the interest payment date, notwithstanding the conversion of such debentures prior to such interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time the holder surrenders those debentures for conversion, except as provided below, it must pay us an amount equal to the interest that will be paid on the related interest payment date. The preceding sentence does not apply, however, to (i) a holder that converts debentures that have been called by us for redemption and in respect of which we have specified a redemption date that is after a record date but on or prior to the corresponding interest payment date, (ii) a holder that converts debentures in respect of which we have specified a fundamental change repurchase date (as defined below) that is after a record date but on or prior to the corresponding interest payment date or (iii) a holder that converts debentures following the regular record date immediately preceding the final interest payment date. Accordingly, a holder of debentures who chooses to convert its debentures under any of the circumstances described in clauses (i), (ii) or (iii) above will not be required to pay us, at the time it surrenders the debentures for conversion, the amount of interest on the debentures that it would have received on the interest payment date if the debentures had not been called for redemption, repurchased by us or converted, as applicable. In addition, a holder that surrenders debentures for conversion will not be required to pay us any deferred interest or overdue interest that exists at the time of the conversion, regardless of whether such conversion occurs during the period between a record date for an interest payment and the corresponding interest payment date;

•	we will pay interest to a person other than the holder of record on the record date for an interest payment if we redeem the debentures on a date that is after the record date and prior to such interest payment date. In this instance, we will pay accrued and unpaid interest on the debentures being redeemed, to but not including the redemption date, to the same person to whom we will pay the principal of such debentures;

•	the record and payment dates for a contingent interest payment relating to an extraordinary dividend (as defined below) will be set by our board of directors in connection with the declaration of such dividend, and may not correspond to the semi-annual record and payment dates described above; and

•	our delivery to a holder of shares of our common stock into which a debenture is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay accrued and unpaid interest, including any deferred interest, attributable to the period from the issue date through the conversion date. As a result, we will treat such interest as paid in full upon settlement rather than cancelled, extinguished or forfeited.

      All references herein to interest shall include compounded interest (as defined below) unless otherwise stated.

Contingent interest
      Subject to the accrual, record date and payment provisions described above, beginning with the semi-annual interest period commencing on December 15, 2010, contingent interest (“contingent interest”) will accrue:

•	during any semi-annual interest period where the average trading price of the debentures (as determined below) for the ten trading days immediately preceding the first day of such semi-annual period is greater than or equal to the upside trigger (as defined below), in which case such contingent interest will be payable at a rate per annum equal to 0.40% of such average trading price; and

•	during any semi-annual interest period where the average trading price of the debentures for the ten trading days immediately preceding the first day of such semi-annual period is less than or equal to the downside trigger (as defined below), in which case such contingent interest will be payable at a rate per annum equal to 0.25% of such average trading price.

      In addition, we will pay contingent interest at any time the debentures are outstanding upon the declaration by our board of directors of an extraordinary cash dividend or distribution to all or substantially all holders of our common stock that our board of directors designates as payable with respect to the debentures (an “extraordinary dividend”), in which case such contingent interest will be payable on the same date as, and in an amount equal to, the dividend or distribution that a holder of debentures would have received had such holder converted its debentures immediately prior to the record date for the payment of such dividend or distribution to holders of our common stock.
      “Upside trigger” means $1,300 per $1,000 principal amount of debentures.
      “Downside trigger” means $800 per $1,000 principal amount of debentures during the period prior to December 15, 2020. Beginning on December 15, 2020 and ending on December 15, 2034, the downside trigger will increase in increments of $10 per $1,000 principal amount of debentures per year on December 15 of each year within such period. For example, the downside trigger will be $820 per $1,000 principal amount of debentures during the period commencing on December 15, 2021 and ending on December 14, 2022.
      We will notify the trustee upon a determination that contingent interest on the debentures will accrue during a relevant semi-annual period or upon declaration by our board of directors of an extraordinary dividend that our board of directors designates as payable with respect to the debentures.
      The “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of debentures obtained by the trustee for $5.0 million principal amount of debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. We will provide prompt written notice to the trustee identifying the three independent nationally recognized securities dealers selected by us. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of debentures from an independent nationally recognized securities dealer selected by us and identified in writing to the trustee or, in the reasonable judgment or our board of directors (acting through the board or a committee thereof), the bid quotations are not indicative of the secondary market value of the debentures, then the trading price per $1,000 principal amount of debentures will be determined by our board of directors (acting through the board or a committee thereof) based on a good faith estimate of the fair value of the debentures; provided that the trustee shall not determine the trading price of the debentures unless requested by us to do so; and provided, further, that we shall have no obligation to make such request unless a holder of debentures provides us with reasonable evidence that the trading price of the debentures is greater than or equal to the upside trigger or is less than or equal to the downside trigger; at which time we will instruct the trustee to determine the trading price of the debentures in the manner described herein beginning on the next trading day and on each successive trading day until the trading price of the debentures is less than or equal to the upside trigger or is greater than or equal to the downside trigger, as applicable. The trustee shall be entitled to all of the rights of the trustee set forth in the indenture in connection with any such determination, and any such determination shall be conclusive absent manifest error.

Option to extend interest payment period
      So long as we are not in default in the payment of interest on the debentures, we will have the right to extend the interest payment period (such extended period, an “extension period”), including the period for payment of any contingent interest other than extraordinary dividends and additional interest (together with the interest regularly payable on the debentures, “deferred interest”), from time to time for a period not exceeding 10 consecutive semi-annual interest periods, provided that such extension period shall terminate upon the occurrence of a default or event of default, and provided further that no extension period shall extend beyond the maturity date of the debentures. We have no current intention of exercising our right to extend an interest payment period. No deferred interest will be due and payable during an extension period, except at the end thereof, but deferred interest will continue to accrue and all such accrued and unpaid deferred interest will itself bear interest at the comparable yield rate (as defined below), compounded semi-annually (“compounded interest”). During any extension period, we will not (i) declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of our common stock or preferred stock, or make any guarantee payments with respect thereto (provided that the foregoing will not apply (a) to repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, which contract, plan or arrangement is approved by our board of directors, (b) as a result of an exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock, (c) to the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (d) to stock dividends or other stock distributions (including rights, warrants or options to purchase capital stock) paid by us) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank in right of payment pari passu with, or junior to, the debentures. In addition, we may not redeem the debentures at our option or give notice of a redemption at our option during an extension period or while there is any accrued and unpaid deferred interest with respect to the debentures. Prior to the termination of any extension period, we may further extend the interest payment period; provided that such extension period will be subject to the limitations described above and, together with all such previous and further extensions thereof, may not exceed 10 consecutive semi-annual interest payment periods or extend beyond the maturity of the debentures.
      On the first interest payment date occurring on or after the end of each extension period, we will pay to the holders of debentures of record on the record date for such interest payment date, regardless of who the holders of record may have been on other dates during the extension period, (i) all accrued and unpaid deferred interest on the debentures and (ii) compounded interest. Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the above requirements. We may also prepay at any time, in accordance with the notice provisions contained in the indenture, all or any portion of the deferred interest accrued during an extension period. Consequently, there could be multiple extension periods of varying lengths throughout the term of the debentures, not to exceed 10 consecutive semi-annual interest payment periods; provided, that no such period may extend beyond the stated maturity of the debentures. The failure by us to make deferred interest payments during an extension period will not constitute a default or an event of default under the indenture or our currently outstanding indebtedness.
      “Comparable yield rate” means the annual interest rate that Intel would pay, as of the initial issue date of the debentures, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures. We have determined the comparable yield rate for the debentures to be an annual rate of 6.45%, compounded semi-annually.
      Our settlement of conversions during an extension period will be deemed to satisfy our obligation to pay the principal amount of the debenture and accrued and unpaid interest, including deferred interest and compounded interest, if any, to, but not including, the conversion date. As a result, accrued and unpaid interest, including deferred interest and compounded interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.
      We will give notice to the trustee of our election of such extension period at least sixteen calendar days prior to the earlier of (i) the next succeeding interest payment date or (ii) the date we are required to give notice to The Nasdaq National Market (if the debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the debentures of the record or payment date of such related interest payment.

Subordination
      The payment of the principal, any premium and interest on the debentures, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full of all of our senior debt. The debentures are also effectively subordinated to any debt or other liabilities of our subsidiaries.

      As of December 31, 2005, the aggregate amount of our outstanding senior debt was approximately $171.9 million, and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $2.8 billion, excluding intercompany liabilities and liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles.
      “Senior debt” is defined in the indenture to mean the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed:

•	our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

•	all of our obligations for money borrowed;

•	all of our obligations evidenced by a note or similar instrument;

•	our obligations (i) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or (ii) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

•	all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all of our obligations with respect to letters of credit, bankers’ acceptances and similar facilities (including reimbursement obligations with respect to the foregoing);

•	all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business);

•	all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•	renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.
      Senior debt will not include (i) the debentures, (ii) any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not superior in right of payment to the debentures, (iii) any indebtedness or obligation of ours to any of our subsidiaries or (iv) trade payables.
      We may not make any payment on account of principal, premium or interest (including additional interest, if any) on the debentures, or redeem or repurchase the debentures, if either of the following occurs:

•	we default in our obligations to pay principal, premium, interest or other amounts on our senior debt, including a default under any redemption or repurchase obligation, and the default continues beyond any grace period that we may have to make those payments; or

•	any other default occurs and is continuing on any designated senior debt (a “nonpayment default”) and (i) the default permits the holders of the designated senior debt to accelerate its maturity and (ii) the trustee has received a notice (a “payment blockage notice”) of the default from the Company, the holder of such debt or such other person permitted to give such notice under the indenture.

      If payments on the debentures have been blocked by a payment default on senior debt, payments on the debentures may resume when the payment default has been cured or waived or ceases to exist. If payments on the debentures have been blocked by a nonpayment default, payments on the debentures may resume on the earlier of (i) the date the nonpayment default is cured or waived or ceases to exist and (ii) 179 days after the payment blockage notice is received.
      No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice. In addition, once a holder of designated senior debt has blocked payment on the debentures by giving a payment blockage notice, no new period of payment blockage can be commenced pursuant to a subsequent payment blockage notice until both of the following are satisfied:

•	365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

•	all scheduled payments of principal, any premium and interest with respect to the debentures that have come due have been paid in full in cash.
      “Designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party) expressly provides that such indebtedness shall be “designated senior debt” for purposes of the indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.
      Upon any acceleration of the principal due on the debentures as a result of an event of default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest and other amounts due on all senior debt must be paid in full before you are entitled to receive any payment. See “Events of default.” By reason of such subordination, in the event of insolvency, our creditors who are holders of senior debt are likely to recover more, ratably, than you are, and you will likely experience a reduction or elimination of payments on the debentures.
      In addition to the contractual subordination provisions described above, the debentures will also be “structurally subordinated” to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because any right of Intel to receive any assets of its subsidiaries upon their liquidation or reorganization, and the right of the holders of the debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that Intel itself is recognized as a creditor of such subsidiary, in which case the claims of Intel would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Intel. The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries are or may become a party.
      The indenture does not limit our ability to incur senior debt or our ability or the ability of our subsidiaries to incur any other indebtedness or liabilities.
      We may not be able to comply with the provision of the debentures that provides that upon a fundamental change each holder may require us to repurchase all or a portion of the debentures. In addition, we advise you that there may not be sufficient assets remaining to pay amounts due on the debentures then outstanding in the event of our bankruptcy, liquidation, reorganization or other winding up.
Conversion rights

General
      Holders of the debentures may convert outstanding debentures into our common stock at an initial conversion rate of 31.7162 shares of common stock per $1,000 principal amount (equivalent to a conversion price of approximately $31.53 per share of common stock) at any time prior to the close of business on the trading day immediately preceding the maturity date.
      The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s debentures so long as debentures are converted in an integral multiple of $1,000 principal amount.
      Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, including contingent interest, additional interest and compounded interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates and you were the holder of record on such record date. We will not issue fractional shares of our common stock upon conversion of debentures and in connection with conversions of debentures to the extent shares would otherwise be issued in excess of certain limitations imposed by Nasdaq listing requirements. Instead, we will pay cash based on the last reported sale price of our common stock on the trading day prior to the conversion date. Our settlement of conversions as described herein will be deemed to satisfy our obligation to pay:

•	the principal amount of the debenture; and

•	accrued and unpaid interest, including contingent interest, additional interest, deferred interest and compounded interest, if any, to, but not including, the conversion date.
      As a result, accrued and unpaid interest, including contingent interest, additional interest, deferred interest and compounded interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.
      Notwithstanding the preceding paragraph, if debentures are converted after 5:00 p.m., New York City time, on a record date, holders of such debentures at 5:00 p.m., New York City time, on the record date will receive the interest, including contingent interest, additional interest and compounded interest, if any, payable on such debentures on the corresponding interest payment date notwithstanding the conversion. If debentures are surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, such debentures must be accompanied by funds equal to the amount of such interest payable on the debentures so converted; provided that no such payment need be made:

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date (as defined below) that is after a record date and on or prior to the corresponding interest payment date;

•	for conversions following the regular record date immediately preceding the final interest payment date; or

•	to the extent of any deferred or overdue interest, if any deferred or overdue interest exists at the time of conversion with respect to such debenture.
      If a holder converts debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name or the tax is imposed by any taxing authority outside the United States, in which case the holder will pay that tax.
      In respect of any debenture presented for conversion, we may, at our option, in lieu of delivering shares of common stock, elect to pay the holder surrendering such debenture an amount of cash equal to the average of the last reported sale price (as defined below) for our common stock for the five consecutive trading days immediately following (i) the date of delivery of notice of our election to deliver cash as described below if we have not given notice of redemption or (ii) the conversion date, in the case of a conversion following our notice of redemption with respect to such debenture, specifying that we intend to deliver cash upon conversion, in either case multiplied by the number of shares of common stock issuable upon conversion of such debenture on that date. We will inform holders of our election to deliver shares of common stock or to pay cash in lieu of the delivery of such shares by delivering an irrevocable written notice to the trustee and the paying agent prior to the close of business on the second business day after the conversion date, unless we have already informed holders of our election by delivering an irrevocable notice in connection with our optional redemption of the debentures as described under “— Optional redemption.” If we deliver only shares of common stock upon conversion, such shares will be delivered through the conversion agent no later than the fifth business day following the conversion date. If we elect to satisfy all or a portion of our obligation to deliver shares upon conversion in cash, the payment, including any delivery of common stock, will be made to holders surrendering debentures no later than the tenth business day following the applicable conversion date. If an event of default, as described under “— Events of default,” has occurred and is continuing, we may not pay cash upon conversion of any debentures (other than cash in lieu of fractional shares).
      A “business day” is any day other than Saturday, Sunday or any other day on which banking institutions in the City of New York are authorized or required by any applicable law to close.
      The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported by The Nasdaq National Market or, if our common stock is not quoted on The Nasdaq National Market, then on the principal U.S. national or regional securities exchange on which our common stock is then listed. If our common stock is not either quoted on The Nasdaq National Market or listed on any U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
Conversion procedures
      If you hold a beneficial interest in a global debenture, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global debenture and, if required, pay funds equal to interest payable on the next interest payment date.
      If you hold a certificated debenture, to convert you must:

•	complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.
      The date you comply with these requirements is the “conversion date” under the indenture.
      When a holder surrenders debentures for conversion, the conversion agent at our election may first offer the debentures to a financial institution chosen by us for exchange in lieu of conversion. The designated institution will have the option, but not the obligation (unless separately agreed to by it and us at the time), to exchange those debentures for the number of shares of our common stock and the amount of cash, if any, that the holder of those debentures is entitled to receive upon conversion. We may, but will not be obligated to, enter into a separate agreement with the designated institution that would compensate it for any such transaction. In the event that debentures are exchanged by a designated institution in lieu of conversion, the designated institution will deliver through the conversion agent the number of shares of common stock and the amount of cash, if any, that the holder is entitled to receive upon conversion. Delivery to the holder of such common stock and cash will be deemed to satisfy our obligation to pay the principal amount and accrued and unpaid interest, including contingent interest, additional interest and compounded interest, if any, to, but not including, the conversion date, regardless of whether such delivery is made by us or by the designated institution.
      If a holder has already delivered a repurchase notice as described under “Fundamental change permits holders to require us to repurchase debentures” with respect to a debenture, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.
Conversion rate adjustments
      The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the debentures participate, as a result of holding the debentures, in any of the transactions described below without having to convert their debentures.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR(0)	×	OS’ OS(0)

where,

CR(0) = the conversion rate in effect immediately prior to such event;

CR’ = the conversion rate in effect immediately after such event;

OS(0) = the number of shares of our common stock outstanding immediately prior to such event; and

OS’ = the number of shares of our common stock outstanding immediately after such event.

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 calendar days to subscribe for or purchase shares of our common stock at a price per share less than the last reported sale price of our common stock, then on the day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’ = CR(0)	×	OS(0) + X OS(0) + Y

where,

CR(0) = the conversion rate in effect immediately prior to such event;

CR’ = the conversion rate in effect immediately after such event;

OS(0) = the number of shares of our common stock outstanding immediately prior to such event;

X = the total number of shares of our common stock issuable pursuant to such rights; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date for the issuance of such rights.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above or clause (5) below; and

•	dividends or distributions paid exclusively in cash, including as described in clause (4) below; and

•	dividends or distributions in connection with a reclassification merger, sale or conveyance resulting in a change in the conversion consideration below then the conversion rate will be adjusted based on the following formula:

CR’ = CR(0)	×	SP(0) SP(0) - FMV

where,

CR(0) = the conversion rate in effect immediately prior to such distribution;

CR’ = the conversion rate in effect immediately after such distribution;

SP(0) = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date for such distribution (or, if earlier, the “ex-date” relating to such distribution); and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the record date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:

CR’ = CR(0)	×	FMV(0) + MP(0) MP(0)

where,

CR(0) = the conversion rate in effect immediately prior to such distribution;

CR’ = the conversion rate in effect immediately after such distribution;

FMV(0) = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period after the effective date of the spin-off; and

MP(0) = the average of the last reported sale prices of our common stock over the first ten consecutive trading-day period after the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.

(4) If we pay any cash dividend or distribution to all or substantially all holders of our common stock (other than an extraordinary cash dividend or distribution that our board of directors designates as payable with respect to the debentures), the conversion rate will be adjusted based on the following formula:

CR’ = CR(0)	×	SP(0) SP(0) - C

where,

CR(0) = the conversion rate in effect immediately prior to the record date for such distribution;

CR’ = the conversion rate in effect immediately after the record date for such distribution;

SP(0) = the last reported sale price of our common stock on the trading day immediately preceding the record date for such distribution (or, if earlier, the “ex-date” relating to such distribution); and

C = the amount in cash per share we distribute to holders of our common stock that exceeds $0.10 per quarter (appropriately adjusted from time to time for any share dividends on, or subdivisions or combinations of, our common stock).

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock subject to the tender offer rules, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR(0)	×	AC + (SP’ × OS’) OS(0) + SP’

where,

CR(0) = the conversion rate in effect on the date such tender or exchange offer expires;

CR’ = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS(0) = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (including any purchased shares);

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (not including any purchased shares); and

SP’ = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

Notwithstanding the above, certain listing standards of The Nasdaq National Market may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (2) through (5) and as described in “Adjustment to shares delivered upon conversion upon certain fundamental charges” below. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the debentures are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the debentures are outstanding, regardless of whether we then have a class of securities quoted on The Nasdaq National Market. Accordingly, in the event of an increase in the conversion rate above that which would result in the debentures, in the aggregate, becoming convertible into shares in excess of such limitations, we will either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations (based on the last reported sale price of our common stock on the trading day immediately prior to the conversion date).

      In addition, in no event will we adjust the conversion rate to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock.
      As used in this section, “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.
      Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.
      In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets, in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, you will be entitled thereafter to convert your debentures into the kind of cash, securities or other properties that the holder would have received if the holder had converted such debentures immediately prior to such transaction. In such a case, any increase in the conversion rate by the additional shares as described under “Adjustment to shares delivered upon conversion upon certain fundamental changes” will not be payable in shares of our common stock, but will represent a right to receive the aggregate amount of cash, securities or other property into which the additional shares would convert in the transaction from the surviving entity (or an indirect or direct parent thereof). Notwithstanding the first sentence of this paragraph, if we elect to adjust the conversion rate and our conversion obligation as described in “Conversion after a public acquiror change of control,” the provisions of that section will apply instead of the provisions described in the first sentence of this paragraph. If the transaction also constitutes a fundamental change (as defined below), a holder can require us to repurchase all or a portion of its debentures as described below under “Fundamental change permits holders to require us to repurchase debentures.”
      For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to receive in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.
      We are permitted, to the extent permitted by law and subject to the applicable rules of The Nasdaq National Market (if we are then listed on The Nasdaq National Market), to increase the conversion rate of the debentures by any amount for a period of at least twenty days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.
      A holder of debentures may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material United States federal income tax considerations.”

      We do not currently have a preferred stock rights plan. To the extent that we have a rights plan in effect upon conversion of the debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
      The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, including contingent interest, additional interest or compounded interest, if any.
      Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account in any subsequent adjustment of the conversion rate or in connection with any conversion of the debentures following a call for redemption, upon a fundamental change or at maturity, as applicable. Except as described above in this section and as described under “Adjustment to shares delivered upon conversion upon certain fundamental changes,” we will not adjust the conversion rate.
Adjustment to shares delivered upon conversion upon certain fundamental changes
      If you elect to convert your debentures at any time beginning 30 business days prior to the anticipated effective date of a “make-whole fundamental change” (as defined below) until the related fundamental change repurchase date (or, if there is no fundamental change repurchase date because the 105% exception is applicable, then until 30 business days following the date of such fundamental change (determined without regard to the 105% exception)), the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. We will notify holders of the debentures, the trustee and the paying agent of the occurrence and anticipated effective date of a make-whole fundamental change and issue a press release no later than 30 business days prior to the anticipated effective date of such transaction or, if we obtain knowledge of the occurrence of a make-whole fundamental change less than 30 business days prior to the anticipated effective date of such transaction, no later than three business days after we obtain such knowledge. We will settle conversions of debentures as described below under “— Settlement of conversions in a make-whole fundamental change.”
      A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to clause (2) under the definition of fundamental change as described under “Fundamental change permits holders to require us to repurchase debentures” below (determined without regard to the 105% exception).
      The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If holders of our common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.
      The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the debentures is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion rate adjustments.”

      The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of debentures:
Stock Price

Effective
Date	$26.72	$30.00	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$85.00	$90.00	$95.00	$100.00

12/16/2005	5.7089	4.6174	3.3901	2.5971	2.0584	1.6763	1.3951	1.1813	1.0143	0.8805	0.7710	0.6799	0.6029	0.5368	0.4797	0.4296
12/15/2006	5.7089	4.4178	3.1816	2.3944	1.8688	1.5029	1.2383	1.0405	0.8880	0.7673	0.6695	0.5886	0.5205	0.4624	0.4121	0.3683
12/15/2007	5.7089	4.2055	2.9533	2.1700	1.6586	1.3112	1.0664	0.8875	0.7524	0.6473	0.5632	0.4943	0.4367	0.3877	0.3455	0.3086
12/15/2008	5.7089	3.9974	2.7204	1.9367	1.4391	1.1122	0.8896	0.7323	0.6170	0.5293	0.4605	0.4048	0.3586	0.3195	0.2858	0.2563
12/15/2009	5.7089	3.7836	2.4613	1.6674	1.1822	0.8789	0.6836	0.5529	0.4617	0.3950	0.3441	0.3036	0.2704	0.2422	0.2180	0.1967
12/15/2010	5.7089	3.5691	2.1655	1.3415	0.8656	0.5929	0.4349	0.3403	0.2804	0.2397	0.2099	0.1866	0.1674	0.1511	0.1369	0.1242
12/15/2011	5.7089	3.4095	1.8563	0.9422	0.4598	0.2354	0.1409	0.1018	0.0834	0.0723	0.0641	0.0572	0.0512	0.0459	0.0412	0.0370
12/15/2012	5.7089	3.3908	1.6860	0.5301	—	—	—	—	—	—	—	—	—	—	—	—
12/15/2015	5.7089	3.3790	1.6198	0.4558	—	—	—	—	—	—	—	—	—	—	—	—
12/15/2020	5.7089	3.6358	1.7442	0.4918	—	—	—	—	—	—	—	—	—	—	—	—
12/15/2025	5.7089	4.0190	1.9031	0.5247	—	—	—	—	—	—	—	—	—	—	—	—
12/15/2030	5.7089	4.1528	1.8643	0.4544	—	—	—	—	—	—	—	—	—	—	—	—
12/15/2035	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

      The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $100.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

•	if the stock price is less than $26.72 per share (subject to adjustment), no additional shares will be issued upon conversion.
      Notwithstanding the foregoing, in no event will the number of additional shares of common stock issuable upon conversion as a result of a make-whole fundamental change exceed 5.7089 shares per $1,000 principal amount of debentures, provided that this limit will be subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion rate adjustments.”
      At our option, in lieu of increasing the conversion rate as described in this section in the event of a make-whole fundamental change, we may elect to make a cash payment in respect of the additional shares. Such cash payment to any holder electing to convert its debentures would be equal to the number of additional shares issuable upon conversion determined by reference to the table above multiplied by the effective share price of the transaction which constitutes a fundamental change. Any such election by us will be disclosed in the notice of the occurrence of the fundamental change that we are required to provide to all record holders of debentures. Once this notice has been provided, we may not modify or withdraw our election.
      Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Settlement of conversions in a make-whole fundamental change
      As described above under “— Conversion rate adjustments,” in the case of a make-whole fundamental change that is a fundamental change pursuant to clause (2) in the definition thereof, upon effectiveness of such make-whole fundamental change, the debentures will be convertible into cash and reference property. If, as described above, we are required to increase the conversion rate as a result of the make-whole fundamental change, debentures surrendered for conversion will otherwise be settled as described above under “— General.” The additional shares or cash will be delivered to holders who elect to convert their debentures during the applicable time period described above in “— Adjustment to shares delivered upon conversion upon certain fundamental changes” on the later of (i) five days after the effectiveness of such make-whole fundamental change and (ii) the conversion settlement date for those debentures.

Conversion after a public acquiror change of control
      Notwithstanding the foregoing, in the case of a fundamental change constituting a public acquiror change of control (as defined below), we may, in lieu of issuing additional shares upon conversion as described in “— Adjustment to shares delivered upon conversion upon certain fundamental changes” above, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquiror change of control, holders of the debentures will be entitled to convert their debentures into a number of shares of public acquiror common stock (as defined below), still subject to the arrangements for payment upon conversion otherwise applicable, by multiplying the conversion rate in effect immediately before the public acquiror change of control by a fraction:

•	the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquiror change of control, the average of the last reported sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquiror change of control, and

•	the denominator of which will be the average of the last reported sale prices of the public acquiror common stock for the five consecutive trading days commencing on the trading day immediately following the effective date of such public acquiror change of control.

      A “public acquiror change of control” means a fundamental change in which the acquiror has a class of common stock traded on a U.S. national securities exchange or quoted on The Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control (the “public acquiror common stock”). If an acquiror does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquiror common stock” if a corporation that directly or indirectly owns at least a majority of the acquiror has a class of common stock satisfying the foregoing requirement. In such case, all references to public acquiror common stock shall refer to such class of common stock. Ownership of a majority of the acquiror for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of that entity’s capital stock that are entitled to vote generally in the election of directors.
      Upon a public acquiror change of control, if we so elect, holders may convert their debentures at the adjusted conversion rate described above but will not be entitled to receive additional shares upon conversion as described above in “— Adjustment to shares delivered upon conversion upon certain fundamental changes.” We are required to notify holders of our election in our notice to holders of such transaction. In addition, upon a public acquiror change of control, in lieu of converting debentures, the holder can, subject to certain conditions, require us to repurchase all or a portion of its debentures as described below under “— Fundamental change permits holders to require us to repurchase debentures.”
Optional redemption
      No sinking fund is provided for the debentures. Except as described below, prior to December 15, 2012, the debentures will not be redeemable. On or after December 15, 2012, we may redeem for cash all or part of the debentures if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the debentures being redeemed, plus accrued and unpaid interest, including any contingent interest, additional interest or compounded interest, to but excluding the redemption date.
      On or prior to June 12, 2006, we may redeem the debentures in whole or in part for cash if any tax triggering event has occurred. The redemption price for any such redemption will be equal to 101.5% of the principal amount of the debentures being redeemed plus (i) accrued and unpaid interest, including any contingent interest, additional interest or compounded interest, to but excluding the redemption date and (ii) if the conversion value of the debentures being redeemed exceeds their initial conversion value, 77% of the amount determined by subtracting the initial conversion value of such debentures from their conversion value.
      We will give notice of redemption not less than 30 nor more than 60 days before the redemption date by mail to the trustee, the paying agent and each holder of debentures. However, we may not redeem the debentures at our option or give notice of redemption during an extension period or while there is any accrued and unpaid deferred interest with respect to the debentures.
      If debentures are redeemed on a date that is after a record date for an interest payment and prior to the corresponding interest payment date, we will pay accrued and unpaid interest to the same person to whom we pay the principal of the debentures being redeemed rather than to the holder of record on the record date. If debentures are redeemed on any interest payment date, accrued and unpaid interest will be payable to holders of record on the relevant record date.
      We may not redeem any debentures unless all accrued and unpaid interest thereon, including any contingent interest, additional interest and compounded interest, has been or is simultaneously paid for all semi-annual periods or portions thereof terminating prior to the redemption date.

      If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.
      If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be from the portion selected for redemption.
      In the event of any redemption in part, we shall not be required to (i) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before any selection for redemption of debentures and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of debentures to be redeemed or (ii) register the transfer of or exchange any debentures so selected for redemption, in whole or in part, except the unredeemed portion of any debentures being redeemed in part.
      “Tax triggering event” means the enactment of U.S. federal legislation, promulgation of Treasury regulations, issuance of a published ruling, notice, announcement or equivalent form of guidance by the Treasury or the Internal Revenue Service, or the issuance of a judicial decision if Intel determines, or receives an opinion of its outside counsel to the effect that, any such authority will have the effect of lowering the comparable yield or delaying or otherwise limiting the current deductibility of interest or original issue discount with respect to the debentures, provided that Intel determines that such reduction, delay, or limitation is material.
      “Conversion value” means the product of (i) the conversion rate in effect on the redemption date and (ii) the average of the volume-weighted average prices of our common stock for the five consecutive trading days ending on the trading day immediately preceding the redemption date.
      The “volume-weighted average price” of our common stock on a trading day means the price displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page INTC <equity> AQR (or any successor page) in respect of the period from 9:30 a.m. to 4:00 p.m. New York City time on that trading day, or, if such price is not available, the volume-weighted average price per share of our common stock on that trading day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.
      “Initial conversion value” means the product of (i) the initial conversion rate, prior to adjustments as described under “Conversion rights — Conversion rate adjustments” and (ii) $26.72, the last reported sale price of our common stock on December 13, 2005.

Fundamental change permits holders to require us to repurchase debentures
      If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase any or all of your debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 20 or more than 35 business days after the date of our notice of the fundamental change. The price we are required to pay (the “fundamental change repurchase price”) is equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest, including any contingent interest, additional interest and compounded interest, to but excluding the fundamental change repurchase date. Any debentures repurchased by us will be paid for in cash unless we elect otherwise as provided below.
      Instead of paying the fundamental change repurchase price in cash, we may elect (which election shall be irrevocable) to pay the fundamental change repurchase price in shares of our common stock (provided that they are publicly traded securities, as defined below), securities of the acquiror (“acquiror securities”) that are publicly traded securities, or a combination of cash, shares of our common stock and such publicly traded acquiror securities by so stating in the notice to be delivered within 20 business days after the occurrence of a fundamental change, as described below. In such event, the number of shares of our common stock or acquiror securities a holder will receive will equal the portion of the repurchase price payable in such shares divided by 95% of the average of the last reported sale price of our common stock or acquiror securities that are publicly traded securities, as the case may be, for the five days immediately preceding and including the third trading day prior to the repurchase date. However, we may not pay the repurchase price in our common stock or acquiror securities if an event of default (as described under “Events of default”) has occurred or is continuing and unless we satisfy certain other conditions prior to the repurchase date as set forth in the indenture.
      A “fundamental change” will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in the election of directors;

(2) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one of our subsidiaries; provided, however, that a transaction where (i) our common stock is not changed or exchanged at all except to the extent necessary to reflect a change in our jurisdiction of incorporation or (ii) the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee immediately after such event shall not be a fundamental change;

(3) continuing directors cease to constitute at least a majority of our board of directors; or

(4) our common stock ceases to be listed on a national securities exchange or quoted on The Nasdaq National Market or another established automated over-the-counter trading market in the United States;

provided that a fundamental change will not be deemed to have occurred if either:

•	the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the date of any of the events described in clauses (1) through (4) above or the public announcement thereof equals or exceeds 105% of the applicable conversion price of the debentures immediately before such event or the public announcement thereof (the “105% exception”); or

•	not less than 90% of the consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenter’s rights, associated with any of the events described in clauses (1) or (2) above consists of shares of capital stock traded on a U.S. national securities exchange or quoted on The Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such event (“publicly traded securities”) and as a result of such event the debentures become convertible into such publicly traded securities.
      “Continuing director” means a director who either was a member of our board of directors on the date of this prospectus supplement or who becomes a director of the Company subsequent to that date and whose election, appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on the board of directors of the Company at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire board of directors of the Company in which such individual is named as nominee for director.

      On or before the 20th business day after the occurrence of a fundamental change, we will provide holders of the debentures, the trustee and the paying agent with notice of the occurrence of a fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	whether we will pay the repurchase price in cash, shares of our common stock, acquiror securities or a combination thereof, specifying the percentage of each;

•	if applicable, that the debentures with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their debentures.
      Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.
      To exercise the repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the debentures duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.
      You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.
      We will be required to repurchase the debentures on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the debentures on the business day following the fundamental change repurchase date, then:

•	the debentures will cease to be outstanding and interest, including any contingent interest, additional interest and compounded interest, will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest (including any contingent interest, additional interest and compounded interest) upon delivery or transfer of the debentures).
      The repurchase rights of the holders could discourage a potential acquiror of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.
      The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
      No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.
      The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.
      If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price or the terms of subordination could restrict such payment. See “Risk Factors” under the captions “We may not have the ability to raise the funds necessary to repurchase the debentures upon a fundamental change repurchase date, as required by the indenture governing the debentures” and “The debentures are our unsecured junior obligations and are subordinated in right of payment to our existing and future senior debt obligations and any indebtedness or other liabilities of our subsidiaries.” If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.
Consolidation, merger and sale of assets
      The indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person (if the Company is not the resulting, surviving or transferee person) unless (i) the resulting, surviving or transferee person is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such entity expressly assumes by supplemental indenture all the obligations of the Company under the debentures, the indenture and, to the extent then still operative, the registration rights agreement and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person (if not the Company) shall succeed to, and may exercise every right and power of, the Company under the indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the debentures, except in the case of a lease of all or substantially all of our properties and assets.

      Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the debentures of such holder as described above.
Events of default
      Each of the following is an event of default:

(1) default in any payment of interest, including any contingent interest, additional interest (as required by the registration rights agreement described in “Registration rights”) or compounded interest on any debenture when due and payable and the default continues for a period of 30 days (provided that a valid extension of the interest payment period by us during an extension period pursuant to the indenture shall not constitute a default in the payment of interest for this purpose);

(2) default in the payment of principal of any debenture when due and payable at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company to comply with its obligation to convert the debentures into common stock or cash, as applicable, upon exercise of a holder’s conversion right and such failure continues for a period of 10 calendar days;

(4) failure by the Company to comply with its obligations under “Consolidation, merger and sale of assets”;

(5) failure by the Company to issue a fundamental change notice when due;

(6) failure by the Company to comply with any of its other agreements contained in the debentures or indenture for 90 days after written notice has been received from the trustee or the holders of at least 25% in principal amount of the debentures then outstanding; and

(7) certain events of bankruptcy, insolvency, or reorganization of the Company (the “bankruptcy provisions”).
      If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding debentures by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including contingent interest, additional interest and compounded interest, if any, on all the debentures to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. In addition, upon an event of default arising out of the bankruptcy provisions, the aggregate principal amount and accrued and unpaid interest, including contingent interest, additional interest and compounded interest, will automatically be due and payable immediately.
      The holders of a majority in principal amount of the outstanding debentures may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) and rescind any such acceleration with respect to the debentures and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest (including any contingent interest, additional interest and compounded interest) on the debentures that have become due solely by such declaration of acceleration, have been cured or waived.
      Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any contingent interest, additional interest or compounded interest, when due, no holder may pursue any remedy with respect to the indenture or the debentures unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding debentures have requested the trustee to pursue the remedy;

(3) such holder has offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding debentures have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.
      Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
      The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any debenture, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.
Modification and amendment
      Subject to certain exceptions, the indenture or the debentures may be amended with the consent of the holders of at least a majority in principal amount of the debentures then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures). However, without the consent of each holder of an outstanding debenture affected, no amendment may, among other things:

(1) reduce the amount of debentures whose holders must consent to an amendment of the indenture or to waive any past default;

(2) reduce the rate of or extend the stated time for payment of interest, including contingent interest, additional interest or compounded interest, on any debenture;

(3) reduce the principal of or extend the stated maturity of any debenture;

(4) make any change that impairs or adversely affects the conversion rights or conversion rate of any debenture;

(5) reduce the redemption price or the fundamental change repurchase price of any debenture or amend or modify in any manner adverse to the holders of debentures the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any debenture payable in a currency other than that stated in the debenture;

(7) impair the right of any holder to receive payment of principal of and interest, including contingent interest, additional interest or compounded interest, on such holder’s debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debentures;

(8) modify the subordination provisions of the indenture in a manner that is adverse to the holders of the debentures; or

(9) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions of the indenture.

      Without the consent of any holder, the Company and the trustee may amend the indenture to:

(1) cure any ambiguity or correct any inconsistent or otherwise defective provision contained in the indenture, so long as such action will not adversely affect the interests of holders, provided that any such amendment made solely to conform the provisions of the indenture to this prospectus supplement will be deemed not to adversely affect the interests of holders;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the indenture;

(3) provide for uncertificated debentures in addition to or in place of certificated debentures (provided that the Company receives an opinion of reputable tax counsel that uncertificated debentures are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debentures are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees with respect to the debentures;

(5) secure the debentures;

(6) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(7) make any change that does not materially adversely affect the rights of any holder; or

(8) comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act.
      The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.
Discharge
      We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding debentures or by depositing with the trustee or delivering to the holders, as applicable, after the debentures have become due and payable, whether at stated maturity, on any redemption or fundamental change repurchase date, upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding debentures and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of debentures
      Except as otherwise provided above, we or our agents will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the debentures and the conversion rate of the debentures. We or our agents will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of debentures. We or our agents will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward the calculations to any holder of debentures upon the request of that holder.
Trustee
      Citibank, N.A. is the trustee, registrar, paying agent and conversion agent.
No personal liability of stockholders, employees, officers or directors
      None of our, or of any successor entity’s, direct or indirect stockholders, employees, officers or directors, as such, past, present or future, shall have any personal liability in respect of our obligations under the indenture or the debentures solely by reason of his or its status as such stockholder, employee, officer or director.
Governing law
      The indenture provides that it and the debentures will be governed by, and construed in accordance with, the laws of the State of New York.
Book-entry, settlement and clearance

The global debentures
      The debentures initially were issued in the form of one or more registered debentures in global form, without interest coupons (the “global debentures”). Upon issuance, each of the global debentures will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
      Ownership of beneficial interests in a global debenture will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global debenture with DTC’s custodian, DTC will credit portions of the principal amount of the global debenture to the accounts of the DTC participants designated by the initial purchaser; and

•	ownership of beneficial interests in a global debenture will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global debenture).
      Beneficial interests in global debentures may not be exchanged for debentures in physical, certificated form except in the limited circumstances described below.
      The global debentures and beneficial interests in the global debentures will be subject to restrictions on transfer as described under “Transfer restrictions.”

Book-entry procedures for the global debentures
      All interests in the global debentures are subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchaser are responsible for those operations or procedures.
      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchaser, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
      So long as DTC’s nominee is the registered owner of a global debenture, that nominee will be considered the sole owner and holder of the debentures represented by that global debenture for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debenture:

•	will not be entitled to have debentures represented by the global debenture registered in their names;

•	will not receive or be entitled to receive physical, certificated debentures; and

•	will not be considered the owners or holders of the debentures under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.
      As a result, each investor who owns a beneficial interest in a global debenture must rely on the procedures of DTC to exercise any rights of a holder of debentures under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
      Payments of principal, and interest (including contingent interest, additional interest and compounded interest) with respect to the debentures represented by a global debenture will be made by the trustee to DTC’s nominee as the registered holder of the global debenture. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global debenture, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
      Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global debenture will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
      Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated debentures
      Debentures in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related debentures only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global debentures and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated debentures, subject to DTC’s procedures; or

•	certain other events provided in the indenture occur.

Registration rights
      We and the initial purchaser entered into a registration rights agreement before or concurrently with the issuance of the debentures.
      Pursuant to the registration rights agreement, we agreed for the benefit of the holders of the debentures and the common stock issuable upon conversion of the debentures that we will, at our cost:

•	no later than the 180th day after the original date of issuance of the debentures, file a shelf registration statement covering resales of the debentures and the common stock issuable upon the conversion thereof pursuant to Rule 415 under the Securities Act;

•	use reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the original date of issuance of the debentures; and

•	subject to certain rights to suspend use of the shelf registration statement, use reasonable efforts to keep the shelf registration statement effective until the earliest of (i) the second anniversary of the date of the original issuance of the debentures and (ii) such time as all of the debentures and the common stock issuable on the conversion thereof cease to be outstanding or have either (A) been sold or otherwise transferred pursuant to an effective registration statement, (B) been sold pursuant to Rule 144 under circumstances in which any legend borne by the debentures or common stock relating to restrictions on transferability thereof is removed or (C) become eligible for sale pursuant to Rule 144(k) or any successor provision.
      We are permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement and this prospectus supplement during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in certain circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the debentures of the existence of a suspension.
      The following requirements and restrictions will generally apply to a holder selling debentures or common stock issued on the conversion thereof pursuant to the shelf registration statement:

•	the holder will be required to be named as a selling securityholder in the related prospectus or prospectus supplement;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	the holder will be bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).

      We agreed to pay predetermined additional interest as described herein (“additional interest”) to holders of the debentures if the shelf registration statement is not timely filed or made effective as described above or if the prospectus is unavailable for periods in excess of those permitted above. The additional interest will accrue until a failure to file or become effective or unavailability is cured in respect of any debentures required to bear the legend set forth in “Transfer restrictions” at a rate per annum equal to 0.25% for the first 90 days after the occurrence of the event and 0.5% after the first 90 days. However, no additional interest will accrue following the end of the period during which we are required to use reasonable efforts to keep the shelf registration statement effective. In no event shall such additional interest accrue at a rate exceeding 0.5% per annum. If a holder exchanges some or all of the debentures into our common stock, the holder will not be entitled to receive additional interest on such common stock.
      The additional interest will accrue from and including the date on which any the registration default occurs to but exclude the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations.
      We will pay all expenses of the shelf registration statement, provide to each registered holder copies of the related prospectus, notify each registered holder when the shelf registration statement has become effective and take other actions that are required to permit, subject to the foregoing, unrestricted resales of the debentures and the shares of common stock issued upon conversion of the debentures.
      The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from us upon request as described under “Where you can find more information.”

Material United States federal income tax considerations
      In the opinion of Gibson, Dunn & Crutcher LLP, our tax counsel, this section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the debentures and of the common stock into which the debentures may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (referred to herein as the “code”), Treasury regulations issued under the code, judicial authority and administrative rulings and practice, all as of the date of this prospectus supplement and all of which are subject to change, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning or disposing of debentures or common stock could differ from those described below. This summary deals only with purchasers who hold debentures or common stock into which debentures have been converted as “capital assets” within the meaning of Section 1221 of the code. This summary does not deal with persons in special tax situations, such as financial institutions, insurance companies, S corporations, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates, persons holding debentures as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, or any non-U.S. tax laws.
      As used herein, the term “U.S. holder” means a beneficial owner of debentures or common stock into which debentures have been converted that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States, any state or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if, (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
      As used herein, the term “non-U.S. holder” means a beneficial owner, other than a partnership, of debentures or common stock into which debentures have been converted that is not a U.S. holder.
      If a partnership, including for this purpose any entity treated as a partnership for U.S. tax purposes, is a beneficial owner of debentures or common stock into which debentures have been converted, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A holder of debentures that is a partnership and partners in such a partnership should consult their independent tax advisors about the U.S. federal income tax consequences of holding and disposing of debentures and common stock into which debentures have been converted.
Classification of the debentures
      Pursuant to the terms of the indenture, we and every holder of debentures have agreed (in the absence of an administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the debentures as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments (the “contingent debt regulations”) and to be bound by our application of the contingent debt regulations to the debentures, including generally our determination of the rate at which interest will be deemed to accrue on the debentures (and the related “projected payment schedule” as described below). The remainder of this discussion describes the treatment of the debentures in accordance with that agreement and our determinations.
      No authority directly addresses the treatment of all aspects of the debentures for United States federal income tax purposes. The Internal Revenue Service (the “service”) issued Revenue Ruling 2002-31 and

Notice 2002-36, in which the service addressed the United States federal income tax classification and treatment of a debt instrument similar, although not identical, to the debentures, and the service concluded that the debt instrument addressed in that published guidance was subject to the contingent debt regulations. In addition, the service clarified various aspects of the applicability of certain other provisions of the code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the debentures, is uncertain. In addition, no rulings are expected to be sought from the service with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the service will not take contrary positions. As a result, no assurance can be given that the service will agree with the tax characterizations and the tax consequences described below. A different treatment of the debentures from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the debentures and could require a holder to accrue interest income at a rate different from the “comparable yield” rate described below.
U.S. holders

Accrual of interest on the debentures
      Pursuant to the contingent debt regulations, U.S. holders of the debentures will be required to accrue interest income on the debentures on a constant-yield basis, as described below, regardless of whether such holders use the cash or accrual method of tax accounting. Accordingly, U.S. holders will be required to include interest in income each year in excess of the accruals on the debentures for non-tax purposes and in excess of any interest payments actually received in that year.
      The contingent debt regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the debentures that equals:

•	the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the debentures, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that the U.S. holder held the debentures.
      A debenture’s “issue price” is the first price at which a substantial amount of the debentures is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “adjusted issue price” of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments with respect to the debentures.
      We have determined the “comparable yield” on the debentures to be 6.45%. This is the annual yield we believe we would pay, as of the initial issue date of the debentures, on a fixed-rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures. The precise manner of determining the comparable yield is not entirely clear. There can be no assurance that the IRS will not challenge our determination of the comparable yield or that such challenge will not be successful. If our determination of the comparable yield were successfully challenged by the service, the redetermined yield could be materially greater than or less than the comparable yield determined by us.
      The contingent debt regulations require that we provide to holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (to which we refer as “projected payments”) on the debentures. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the projected value of the stock into which the debentures are convertible at maturity. In this regard, the fair market value of any common stock (and the amount of any cash) received by a U.S. holder upon conversion will be treated as a contingent payment. The comparable yield and the projected payment schedule will be set forth in the indenture. U.S. holders may obtain the projected payment schedule by submitting a written request for such information to us at: Intel Corporation, 2200 Mission College Blvd, M/S SC4-203, Santa Clara, CA 95052-8119, Attention: Corporate Secretary.
      The comparable yield and the projected payment schedule are not used for any purpose other than to determine a holder’s interest accruals and adjustments thereto in respect of the debentures for U.S. federal income tax purposes. They do not constitute a projection or representation regarding the actual amounts payable on the debentures or the value at any time of the common stock into which the debentures may be converted.

Adjustments to interest accruals on the debentures
      If, during any taxable year, a U.S. holder of debentures receives actual payments with respect to its debentures that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The U.S. holder will treat a “net positive adjustment” as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property (including common stock received upon conversion of the debentures) received in that year.
      If a U.S. holder receives in a taxable year actual payments with respect to the debentures that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (i) reduce the U.S. holder’s interest income on the debentures for that taxable year, and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income with respect to the debentures or to reduce the amount realized on a sale, exchange, conversion, redemption or other disposition of the debentures. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.
      Special rules will apply if the amount of a contingent payment on a debenture becomes fixed more than six months prior to the due date of the payment. Generally, in this case you would be required to make adjustments to account for the difference between the present value of the amount so treated as fixed and the present value of the projected payment. Your tax basis in the debenture would also be affected. You are urged to consult your tax adviser concerning the application of these special rules.

Sale, exchange, conversion, redemption or other disposition of debentures
      A U.S. holder generally will recognize gain or loss if the holder disposes of a debenture in a sale, exchange, conversion, redemption or other disposition. As described above, our calculation of the comparable yield and the projected payment schedule for the debentures includes the receipt of stock upon conversion as a contingent payment with respect to the debentures, which generally is binding on holders of debentures. Accordingly, we intend to treat the receipt of common stock by a U.S. holder upon the conversion of a debenture as a payment under the contingent debt regulations. So viewed, a conversion of a debenture into common stock also will result in taxable gain or loss to a U.S. holder.
      The holder’s gain or loss will equal the difference between the proceeds received by the holder, reduced by any net negative adjustment carried forward, as described above, and the holder’s adjusted tax basis in the debenture. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the debenture, including the fair market value of any common stock received.
      The holder’s tax basis in the debenture generally will equal the amount the holder paid for the debenture, increased by any interest income previously accrued by the U.S. holder under the contingent debt regulations

(determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments that previously have been scheduled to be made in respect of the debentures (without regard to the actual amounts paid).
      Any gain recognized will be treated as ordinary income pursuant to the contingent debt regulations. Any loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss (which will be long-term if the debenture has been held for more than one year). The deductibility of capital losses is subject to limitation. A U.S. holder who sells a debenture at a loss, or who converts a debenture into our common stock at a loss, that meets certain thresholds may be required to file a disclosure statement with the service.
      A U.S. holder’s tax basis in common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The U.S. holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Purchases of debentures at a price other than the adjusted issue price
      If a U.S. holder purchases a debenture in the secondary market for an amount that differs from the adjusted issue price of the debenture at the time of purchase, the U.S. holder will be required to accrue interest income on the debenture in accordance with the comparable yield even if market conditions have changed since the date of issuance. Except to the extent described below as to debentures that are considered to be exchange listed, a U.S. holder must reasonably determine whether the difference between the purchase price for a debenture and the adjusted issue price of a debenture is attributable to a change in expectation as to the contingent amounts potentially payable in respect of the debenture, a change in interest rates since the debenture were issued, or both, and allocate the difference accordingly. Adjustments allocated to a change in interest rates will cause, as the case may be, a positive adjustment or a negative adjustment to interest inclusion. If the purchase price of a debenture is less than its adjusted issue price of the debenture, a positive adjustment will result, and if the purchase price is more than the adjusted issue price of the debenture, a negative adjustment will result. To the extent that an adjustment is attributable to a change in interest rates, it must be reasonably allocated to the daily portions of interest over the remaining term of the debenture. To the extent that the difference between the purchase price for the debenture and the adjusted issue price of the debenture is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the debenture, and not to a change in the market interest rates, a U.S. holder will be required to reasonably allocate that difference to the contingent payments. Adjustments allocated to the contingent payments will be taken into account as positive or negative adjustments, as the case may be, when the contingent payments are made. Any negative or positive adjustment of the kind described above will decrease or increase, respectively, the tax basis in the debenture.
      Finally, if a debenture is considered to be exchange listed property then, instead of allocating the difference between adjusted issue price of the debenture and the U.S. holder’s tax basis in the debenture to any projected payments, the holder generally would be permitted, but not required, to allocate such difference on a pro rata basis to the daily portions of interest determined under the projected payment schedule over the remaining term of the debenture. This pro rata allocation, however, would not be reasonable and thus would not be permitted to the extent that the allocation produces a deemed yield on the debenture that is less than the applicable federal rate for the debenture as of the issue date. The debentures will be considered exchange listed if they are listed on either a national securities exchange or an interdealer quotation system sponsored by a national securities association. Currently, the debentures are not considered to be exchange listed.
      Some U.S. holders will receive Forms 1099-OID reporting interest accruals on their debenture. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from the purchase of a debenture in the secondary market at a price that differs from its adjusted issue price on the date of purchase. U.S. holders are urged to consult their tax advisor as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID

Constructive dividends on debentures
      The terms of the debentures allow for changes in the conversion rate of the debentures in certain circumstances. A change in conversion rate that allows debenture holders to receive more shares of common stock on conversion may be treated as a taxable dividend to U.S. holders, notwithstanding the fact that the holder does not receive a cash payment. A taxable constructive stock dividend would result, for example, if the conversion rate is adjusted to compensate debenture holders for distributions of cash or property to our stockholders. On the other hand, a change in conversion rate could simply prevent the dilution of the debenture holders’ interests upon a stock split or other change in capital structure and generally would not be treated as a constructive stock dividend.
      It is unclear whether any such constructive dividend would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received by noncorporate holders. It is also unclear whether a corporate holder would be entitled to claim the dividends received deduction with respect to a constructive dividend. Any taxable constructive stock dividends resulting from a change to the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property. These dividends would result in dividend income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain as more fully described below. Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment.

Dividends on common stock
      If, after a U.S. holder converts a debenture into common stock, we make a distribution in respect of that stock, other than certain pro rata distributions of shares of common stock, the distribution will be treated as a taxable dividend, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder’s investment, up to the holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as capital gain. Eligible dividends received by a non-corporate U.S. holder in tax years beginning on or before December 31, 2008, will be subject to tax at the special reduced rate generally applicable to long-term capital gain. A U.S. holder generally may be eligible for this reduced rate only if the U.S. holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. If the U.S. holder is a U.S. corporation, it would generally be permitted to claim the dividends received deduction, provided certain requirements are met.

Sale or exchange of common stock
      A U.S. holder will generally recognize gain or loss on a sale or exchange of common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year.
Non-U.S. holders

Treatment of debentures
      Subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to U.S. federal income tax (or any withholding thereof) in respect of payments and accruals of interest on the debentures, including principal and interest payments, a payment in common stock, or a combination of stock and cash pursuant to a conversion, and any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a debenture, if each of the following requirements is satisfied:

•	The amount received is not U.S. trade or business income (as defined below);

•	The non-U.S. holder provides us or our paying agent with a properly completed IRS Form W-8BEN (or successor form), or an appropriate substitute form, together with all appropriate attachments,

signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a U.S. person. If a debenture is held through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the non-U.S. holder provides such a form to the organization or institution and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof;

•	The non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	The non-U.S. holder is not a “controlled foreign corporation” (as defined in the code) that is actually or constructively related to us; and

•	With respect only to gain realized on a sale, exchange or conversion of the debentures, our common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) and we have not been a U.S. real property holding corporation (as defined in the code) at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever is shorter. We believe that we have not been during the past five years, are not, and do not anticipate becoming, a U.S. real property holding corporation.

      If all of these conditions are not met, a 30% U.S. withholding tax will apply to interest income on the debentures, which will be withheld from scheduled interest payments, contingent interest payments or principal payments on the debentures, to the extent thereof, unless either (i) an applicable income tax treaty reduces or eliminates such tax or (ii) the interest is U.S. trade or business income (as defined below) and, in each case, the non-U.S. holder complies with applicable certification requirements. In the case of the second exception, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to all income from the debentures on a net income basis in the same manner as a U.S. holder, as described above. Additionally, non-U.S. holders that are corporations could be subject to a branch profits tax on such income. Special procedures contained in Treasury regulations may apply to partnerships, trusts and intermediaries. We urge non-U.S. holders to consult their tax advisors for information on the impact of these withholding regulations.
      For purposes of this discussion, any interest or dividend income and any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a debenture or common stock will be considered “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a trade or business in the United States or (ii) in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

Constructive dividends on debentures
      A non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate on income attributable to an adjustment to the conversion rate of the debentures that constitutes a constructive dividend as described in “U.S. holders — Constructive dividends on debentures” above, which tax may be withheld from interest, shares of common stock or proceeds subsequently paid or credited to a non-U.S. holder, unless either (i) an applicable income tax treaty reduces or eliminates such tax or (ii) the amount received is U.S. trade or business income (as defined above), and, in each case, the non-U.S. holder complies with applicable certification requirements. In the case of the second exception, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to the constructive dividend on a net income basis in the same manner as a U.S. holder, as described above. Additionally, non-U.S. holders that are corporations could be subject to a branch profits tax on such income at a rate of 30% or a lower rate if so specified by an applicable income tax treaty.

Dividends
      Dividends paid to a non-U.S. holder on common stock received on conversion of a debenture generally will be subject to U.S. withholding tax at a 30% rate, unless either (i) such rate is reduced or eliminated under the terms of a tax treaty between the United States and the non-U.S. holder’s country of residence or (ii) the dividends are U.S. trade or business income and, in each case the non-U.S. holder complies with the applicable certification requirements. In the case of the second exception, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to the constructive dividend on a net income basis in the same manner as a U.S. holder, as described above. Additionally, non-U.S. holders that are corporations could be subject to a branch profits tax at a rate of 30% on such income or a lower rate if so specified by an applicable income tax treaty.

Disposition of common stock
      Subject to the discussion of backup withholding below, generally, a non-U.S. holder will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized upon the sale or exchange of common stock unless:

•	the gain is U.S. trade or business income;

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption, retirement or other disposition and certain other conditions are met; or

•	we have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the non-U.S. holder’s holding period in the common stock and our common stock ceases to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the code or such holder owns or is deemed to own more than 5% of our common stock. We believe that we have not been during the past five years, are not, and do not anticipate becoming, a U.S. real property holding corporation.
      A non-U.S. holder described in the first bullet point above will generally be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain at U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate, or at a lower rate specified in an applicable income tax treaty, on the gain derived from the sale or exchange, which gain may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Backup withholding and information reporting
      Accruals of interest and payment of dividends to both individual U.S. holders and non-U.S. holders of debentures or common stock and payments of the proceeds of the sale or other disposition of the debentures or common stock to individual U.S. holders will be subject to information reporting. In addition, payments of the proceeds of the sale or other disposition of the debentures or common stock to non-U.S. holders may be subject to information reporting unless the non-U.S. holder complies with certain certification procedures. Payments and accruals to both individual U.S. holders and non-U.S. holders may also be subject to backup withholding (currently at a rate of 28%) unless the holder provides us or our paying agent with a correct taxpayer identification number and otherwise complies with applicable certification requirements. The certification procedures required to claim an exemption from the withholding tax described above will satisfy the certification requirements necessary to avoid backup withholding as well.

      Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder of debentures or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.
      The preceding discussion of certain U.S. federal income tax considerations is for general information only; it is not tax advice. You should consult your own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of our debentures or common stock, including the consequences of any proposed change in applicable laws.

Selling securityholders
      We originally issued the debentures to JP Morgan Securities Inc., referred to as the initial purchaser, in transactions exempt from the registration requirements of the Securities Act of 1933. The debentures were immediately resold by the initial purchaser to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933 in transactions exempt from registration under the Securities Act of 1933. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the debentures and the common stock into which the debentures are convertible. Our registration of the debentures and the shares of common stock issuable upon conversion of the debentures does not necessarily mean that the selling securityholders will sell all or any of the debentures or the common stock. Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. The following table sets forth certain information as of March 29, 2006, except where otherwise noted, concerning the principal amount of debentures beneficially owned by each selling securityholder and the number of shares of underlying common stock that may be offered from time to time by each selling securityholder with this prospectus. The information is based on information provided by or on behalf of the selling securityholders. We have assumed for purposes of the table below that the selling securityholders will sell all of their debentures and common stock issuable upon conversion of the debentures pursuant to this prospectus, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned. Information about the selling securityholders may change over time. In particular, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided to us information regarding their debentures. Any changed or new information given to us by the selling securityholders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

	Principal Amount			Number of Shares
	of Debentures			of Common Stock
	Beneficially	Percentage of	Number of Shares	Beneficially		Natural Person(s)
	Owned and	Debentures	of Common Stock	Owned after the		with Voting or
Name of Selling Securityholder(1)	Offered (USD)	Outstanding(%)	Offered(2)(3)	Offering(4)		Investment Power

AHFP Context	220,000	*	6,977	0		Michael S. Rosen, William D. Fertig
Allstate Insurance Company(+)	6,750,000	*	214,084	249,000	(5)	(5)
Allstate Life Insurance Company(+)	9,000,000	*	285,445	249,000	(5)	(5)
Aloha Airlines Non-Pilots Pension Trust	100,000	*	3,171	0		Ann Houlihan
Altma Fund Sicav PLC in Respect of the Grafton Sub Fund	2,460,000	*	78,021	0		Michael S. Rosen, William D. Fertig
Amaranth LLC(+)	100,000,000	6.25%	3,171,620	0		(6)
American Investors Life Insurance Company	1,000,000	*	31,716	0		Thomas Ray
American Skandia Trust	2,000,000	*	63,432	0		Maren Lindstrom
Amerisure Mutual Insurance Company(+)	525,000	*	16,651	0		(7)
AmerUS Life Insurance Company	3,000,000	*	95,148	0		Thomas Ray
Arkansas PERS	2,405,000	*	76,277	0		Ann Houlihan
AstraZeneca Holdings Pension	305,000	*	9,673	0		Ann Houlihan
Attorney’s Title Insurance Fund	455,000	*	14,430	0		Ann Houlihan
Aviva Life Insurance Co.	2,250,000	*	71,361	0		David Clott
Bancroft Fund, Inc.	1,500,000	*	47,574	0		(8)
Bank of America Pension Plan	2,500,000	*	79,290	0		Alex Lach
Bankers Life Insurance Company of New York	500,000	*	15,858	0		ThomasRay
Barnet Partners Ltd.	5,000,000	*	158,581	0		Alex Lach
Black Diamond Convertible Offshore LDC	2,000,000	*	63,432	0		Clint D. Carlson
Black Diamond Offshore Ltd.	1,000,000	*	31,716	0		Clint D. Carlson

	Principal Amount			Number of Shares
	of Debentures			of Common Stock
	Beneficially	Percentage of	Number of Shares	Beneficially	Natural Person(s)
	Owned and	Debentures	of Common Stock	Owned after the	with Voting or
Name of Selling Securityholder(1)	Offered (USD)	Outstanding(%)	Offered(2)(3)	Offering(4)	Investment Power

Boilermakers Blacksmith Pension Trust	3,425,000	*	108,627	0	Ann Houlihan
Bunting Family III, LLC — Capital Appreciation(+)	25,000	*	792	6,100	(9)
CGNU Life Fund	2,900,000	*	91,976	0	David Clott
Chrysler Corporation Master Retirement Trust(+)	2,100,000	*	66,604	0	(10)
Citadel Equity Fund Ltd.(+)	102,500,000	6.41%	3,250,910	0	(11)
Clariant Corporation Retirement Plan	350,000	*	11,100	0	Robert Butman, George Esser, John Idone, Paul Bucci, Bart Tesoriero
Columbia Convertible Securities Fund	12,923,000	*	409,868	0	Yanfang (Emma) Yan
Commercial Union Life Fund	3,650,000	*	115,764	0	David Clott
Context Convertible Arbitrage Fund, LP	1,790,000	*	56,772	0	Michael S. Rosen, William D. Fertig
Context Convertible Arbitrage Offshore, Ltd.	4,190,000	*	132,890	0	Michael S. Rosen, William D. Fertig
Convertible Securities Fund	77,000	*	2,442	0	Yanfang (Emma) Yan
Cypress Investment Grade Convertible Bond Fund L.P	1,000,000	*	31,716	0	Robert Butman, George Esser, John Idone, Paul Bucci, Bart Tesoriero
DBAG London(+)	88,187,000	5.51%	2,796,956	0	Patrick Corrigan
Delaware Group Equity Funds V-Delaware Dividend Income Fund	1,140,000	*	36,156	0	Damon Andres
Delaware Investments Dividend & Income Fund	255,000	*	8,087	0	Damon Andres
Delaware Investments Global Dividend & Income Fund	105,000	*	3,330	0	Damon Andres
Delaware PERS	1,835,000	*	58,199	0	Ann Houlihan
Delaware Public Employees Retirement System(+)	860,000	*	27,275	0	(10)
Delta Air Lines Master Trust — CV(+)	460,000	*	14,589	0	(10)
Delta Airlines Master Trust	725,000	*	22,994	0	Ann Houlihan
Delta Pilots Disability & Survivorship Trust — CV(+)	255,000	*	8,087	0	(10)
Double Black Diamond Offshore LDC	5,000,000	*	158,581	0	Clint D. Carlson
Ellsworth Fund Ltd.	1,500,000	*	47,574	0	(12)
F.M. Kirby Foundation, Inc.(+)	385,000	*	12,210	0	(10)
Finch Tactical Plus Class B	370,000	*	11,734	0	Michael S. Rosen, William D. Fertig
Fore Convertible Master Fund, Ltd.	346,000	*	10,973	0	David Egglishaw
Fore ERISA Fund, Ltd.	34,000	*	1,078	0	David Egglishaw
FPL Group Employees Pension Plan	825,000	*	26,165	0	Ann Houlihan
Fuji US Income Open	1,500,000	*	47,574	0	Maren Lindstrom
Grace Convertible Arbitrage Fund, Ltd.	5,000,000	*	158,581	0	Michael Brailov
Harbert Arbitrage Master Fund, Ltd.(+)	3,000,000	*	95,148	0	(13)
ICI American Holdings Trust	535,000	*	16,968	0	Ann Houlihan
Indianapolis Life Insurance Company	17,000,000	1.06%	539,175	0	Thomas Ray
Inflective Convertible Opportunity Fund I, L.P.	2,000,000	*	63,432	0	Thomas Ray
Inflective Convertible Opportunity Fund I, Limited	6,500,000	*	206,155	0	Thomas Ray

	Principal Amount			Number of Shares
	of Debentures			of Common Stock
	Beneficially	Percentage of	Number of Shares	Beneficially	Natural Person(s)
	Owned and	Debentures	of Common Stock	Owned after the	with Voting or
Name of Selling Securityholder(1)	Offered (USD)	Outstanding(%)	Offered(2)(3)	Offering(4)	Investment Power

ING Investors Trust — ING T. Rowe Price Capital Appreciation Portfolio	6,270,000	*	198,860	1,533,000	(9)
Innovest Finanzdienstle(+)	1,975,000	*	62,639	0	(7)
Institutional Benchmark Series (Master Feeder) Limited in Respect of Alcor Series	510,000	*	16,175	0	Michael S. Rosen, William D. Fertig
Institutional Benchmark Series — Ivan Segregated Acct	1,500,000	*	47,574	0	Thomas Ray
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(+)	205,000	*	6,501	0	(10)
International Truck & Engine Corporation Retiree Health Benefit Trust(+)	120,000	*	3,805	0	(10)
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(+)	110,000	*	3,488	0	(10)
JNL Series Trust — JNL/ T. Rowe Price Value Fund(+)	1,913,000	*	60,673	177,400	(9)
John Hancock Funds II — Spectrum Income Fund(+)	250,000	*	7,929	0	(9)
John Hancock Trust — Spectrum Income Trust(+)	225,000	*	7,136	0	(9)
Kanmunting Street Master Fund	15,000,000	*	475,743	0	Allan Teh
KBC Financial Products (Cayman Islands) Ltd.(#)	10,000,000	*	317,162	0	(14)
Knollwood Investment Partnership Capital Appreciation(+)	51,000	*	1,617	12,200	(9)
LLT Limited	1,506,000	*	47,764	0	(15)
Lord Abbett Bond Debenture Fund, Inc.	20,000,000	1.25%	634,324	0	Maren Lindstrom
Lord Abbett Series Fund — Bond Debenture Portfolio	1,250,000	*	39,645	0	Maren Lindstrom
Lydian Global Opportunities Master Fund Limited	7,000,000	*	222,013	0	David Friezo
Lydian Overseas Partners Master Fund L.P.	23,000,000	1.44%	729,472	0	David Friezo
Lyxor/Context Fund Ltd.(+)	1,460,000	*	46,305	0	Michael S. Rosen, William D. Fertig
Lyxor/Inflective Convertible Opportunity Fund	2,000,000	*	63,432	0	Thomas Ray
Lyxor/Quest Fund Ltd.	3,000,000	*	95,148	0	Frank Campana, James Doolin
MacKay Shields LLC as Investment Advisor to Aftra Health Fund	275,000	*	8,721	0	(16)
MacKay Shields LLC as Investment Advisor to Bay County Employees Retirement System	360,000	*	11,417	0	(16)
MacKay Shields LLC as Investment Advisor to United Overseas Bank (SGD)	60,000	*	1,902	0	(16)
MacKay Shields LLC as Investment Advisor to United Overseas Bank (USD)	50,000	*	1,585	0	(16)
MacKay Shields LLC as Sub-Advisor to Mainstay Convertible Fund(+)	5,250,000	*	166,510	0	(16)

	Principal Amount			Number of Shares
	of Debentures			of Common Stock
	Beneficially	Percentage of	Number of Shares	Beneficially	Natural Person(s)
	Owned and	Debentures	of Common Stock	Owned after the	with Voting or
Name of Selling Securityholder(1)	Offered (USD)	Outstanding(%)	Offered(2)(3)	Offering(4)	Investment Power

MacKay Shields LLC as Sub-Advisor to Mainstay VP Convertible Fund(+)	3,655,000	*	115,922	0	(16)
MacKay Shields LLC as Sub-Advisor to New York Life Insurance Co. Post 82(+)	7,485,000	*	237,395	0	(16)
MacKay Shields LLC as Sub-Advisor to New York Life Insurance Co. Pre 82(+)	3,330,000	*	105,614	0	(16)
MacKay Shields LLC as Sub-Advisor to New York Life Separate A/C 7(+)	70,000	*	2,220	0	(16)
Man Mac I, Ltd.	120,000	*	3,805	0	Michael Collins
Merrill Lynch Insurance Group Bond Debenture Portfolio	25,000	*	792	0	Maren Lindstrom
Met Investor Series Trust — Bond Debenture	6,000,000	*	190,297	0	Maren Lindstrom
Microsoft Capital Group, L.P.(+)	790,000	*	25,055	0	(10)
MSS Convertible Arbitrage I	284,000	*	9,007	0	Robert Butman, George Esser, John Idone, Paul Bucci, Bart Tesoriero
Norwich Union Life & Pensions	5,100,000	*	161,752	0	David Clott
Nuveen Preferred & Convertible Fund JPC	8,540,000	*	270,856	0	Ann Houlihan
Nuveen Preferred & Convertible Fund JQC	11,880,000	*	376,788	0	Ann Houlihan
OCM Convertible Trust(+)	850,000	*	26,958	0	(10)
OCM Global Convertible Securities Fund(+)	230,000	*	7,294	0	(10)
Partner Reinsurance Company Ltd.(+)	405,000	*	12,845	0	(10)
Penn Series Funds, Inc. — Flexibly Managed Fund(+)	2,668,000	*	84,618	657,000	(9)
Penn Series Funds, Inc. — High Yield Bond Fund(+)	175,000	*	5,550	0	(9)
Pensionkasse Der Lonza AG	250,000	*	7,929	0	(17)
Peoples Benefit Life Insurance Company Teamsters	7,500,000	*	237,871	0	Alex Lach
Piper Jaffray & Co.(#)	2,000,000	*	63,432	0	(18)
Privilege Portfolio Sicav	14,000,000	*	444,026	0	David Clott
Prudential Insureance Co. of America(+)	135,000	*	4,281	0	Ann Houlihan
Putnam Convertible Income — Growth Trust(+)	10,700,000	*	339,363	0	(19)
Quest Global Convertible Master Fund Ltd.	1,000,000	*	31,716	0	Frank Campana, James Doolin
Qwest Occupational Health Trust(+)	190,000	*	6,026	0	(10)
Qwest Pension Trust(+)	500,000	*	15,858	0	(10)
RBC Capital Markets(#)	2,000,000	*	63,432	0	(20)
Redbourn Partners Ltd.	7,500,000	*	237,871	0	Alex Lach
S.A.C. Arbitrage Fund, LLC	10,000,000	*	317,162	0	(21)
Southern Farm Bureau Life Insurance	2,075,000	*	65,811	0	Ann Houlihan
Sphinx Fund	1,106,000	*	35,078	0	Robert Butman, George Esser, John Idone, Paul Bucci, Bart Tesoriero
State of Oregon Equity	6,900,000	*	218,841	0	Ann Houlihan
Sterling Invest Co.	1,200,000	*	38,059	0	Ann Houlihan
Syngenta AG	380,000	*	12,052	0	Ann Houlihan

	Principal Amount			Number of Shares
	of Debentures			of Common Stock
	Beneficially	Percentage of	Number of Shares	Beneficially	Natural Person(s)
	Owned and	Debentures	of Common Stock	Owned after the	with Voting or
Name of Selling Securityholder(1)	Offered (USD)	Outstanding(%)	Offered(2)(3)	Offering(4)	Investment Power

T. Rowe Price Capital Appreciation Fund(+)	18,328,000	1.15%	581,294	4,500,000	(9)
T. Rowe Price High Yield Fund, Inc.(+)	9,125,000	*	289,410	0	(9)
T. Rowe Price Value Fund, Inc.(+)	12,000,000	*	380,594	1,205,000	(9)
The St. Paul Travelers Companies, Inc. — Commercial Lines(+)	735,000	*	23,311	0	(10)
TQA Convertible Master Fund	250,000	*	7,929	0	Robert Butman, George Esser, John Idone, Paul Bucci, Bart Tesoriero
TQA Master Fund	9,188,000	*	291,408	0	Robert Butman, George Esser, John Idone, Paul Bucci, Bart Tesoriero
TQA Master Plus Fund	5,168,000	*	163,909	0	Robert Butman, George Esser, John Idone, Paul Bucci, Bart Tesoriero
UBS Securities LLC(#)	880,000	*	27,910	4,941,425	(22)
Universal Investment Gesellschaft MBH, Ref. Aventis	4,750,000	*	150,651	0	(17)
UnumProvident Corporation(+)	255,000	*	8,087	0	(10)
Vanguard Convertible Securities Fund, Inc.(+)	3,375,000	*	107,042	0	(10)
Vicis Capital Master Fund	75,000,000	4.69%	2,378,715	0	John Succo, Sky Lucas and Shad Stastney
Virginia Retirement System(+)	1,675,000	*	53,124	0	(10)
Zurich Institutional Benchmark Master Fund	2,218,000	*	70,346	0	Robert Butman, George Esser, John Idone, Paul Bucci, Bart Tesoriero
Total:	781,047,000	48.82%	24,771,842	13,530,125	n/a

*	Less than one percent (1%).

#	The selling securityholder is a registered broker-dealer.

+	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.

(2)	Assumes conversion of all of the holder’s debentures at a conversion rate of 31.7162 shares of common stock per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment as described under “Description of debentures — Conversion rights.” As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the debentures as described under “Description of debentures — Fundamental change permits holders to require us to repurchase debentures” and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the debentures, as described under “Description of debentures — Conversion rights.”

(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act. The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock calculated based on 5,883 million shares of common stock outstanding as of January 27, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s debentures, but we did not assume conversion of any other holder’s debentures.

(4)	For purposes of computing the number and percentage of debentures and shares of common stock to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the table above that the selling securityholders named above will sell all of the debentures and all of the common stock issuable upon conversion of the debentures offered by this prospectus, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned.

(5)	The Allstate Corporation (“Allstate”), which is a NYSE listed company, is the parent company of Allstate Insurance Company (“AIC”), and Illinois insurance company. AIC is the parent company of Allstate Life Insurance Company (“ALIC”), an Illinois insurance company. ALIC is the parent company of Allstate Life Insurance Company of New York, a New York insurance company. The Allstate Corporation is also the parent company of American Heritage Life Investment Corporation, a Delaware company that is the parent company of American Heritage Life Insurance Company, a Florida insurance company. Agents Pension Plan and Allstate Retirement Plan are qualified ERISA plans that are maintained for the benefit of certain agents and employees of AIC. BNY Midwest Trust Company, as Trustee for such Plans, holds title to all Plan investments. Allstate disclaims any interest in securities held in such Trust, although the Investment Committee for such Plan consists of AIC officers. Allstate Plans’ Master Trust is a trust for certain Agents Pension Plan and Allstate Retirement Plan investments. BNY Midwest Trust Company, as Trustee for such Trust, holds title to all Trust investments. Allstate disclaims any interest in securities held in such Trust, although the Investment Committee for such Trust consists of AIC officers. AIC is the parent company of Allstate New Jersey Holdings, LLC, a Delaware limited liability company, which is the parent company of Allstate New Jersey Insurance Company (“ANJIC”), an Illinois insurance company. Allstate Investments, LLC an affiliate of AIC and ALIC, is the investment manager for these entities. AIC, ANJIC, Agents Pension Plan and Allstate Retirement Plan hold the shares of common stock beneficially owned after the sale of any shares of common stock issuable upon conversion of the debentures.

(6)	Amaranth Advisors L.L.C., the Trading Advisor for Amaranth LLC, exercises dispositive powers with respect to the debentures, and voting and/or dispositive power with respect to the common stock underlying the debentures. Amaranth Advisors L.L.C. has designated authorized signatories who will sign on behalf of Amaranth LLC, the selling securityholder. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.

(7)	Amerisure Mutual Insurance Company and Innovest Finanzdienstle have both delegated full investment authority to Nicholas-Applegate, as investment adviser, over these securities, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horacio A. Valeiras, CFA who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate.

(8)	Bancroft Fund, Inc. is an AMEX listed company.

(9)	T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) serves as an investment adviser with the power to direct investments and/or sole power to vote the shares owned by the funds and accounts to which this footnote applies, as well as shares owned by certain other individual and institutional investors. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates may be deemed to be the beneficial owner of all of the shares listed in this table and to which this footnote applies; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(10)	Oaktree Capital Management LLC (“Oaktree”) is the investment manager of the selling securityholder funds and accounts to which this footnote applies. It does not own any equity interest in the funds and accounts but has voting and dispositive power over the aggregate principal amount of debentures and common stock issuable upon conversion of the debentures for each selling securityholder. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the selling securityholders to which this footnote applies. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the securities held by the selling securityholders, except for their pecuniary interest therein.

(11)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG, and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(12)	Ellsworth Fund Ltd. is an AMEX listed company.

(13)	HMC Arbitrage Offshore Manager, LLC serves as investment manager for the Harbert Arbitrage Master Fund, Ltd. (the “Fund”). HMC Investors, LLC serves as managing member for the investment manager. Jeffrey Parket serves as senior managing director for the Fund. Michael Luce and Raymond Harbert may also be deemed to control the managing member. Each person or entity disclaims any beneficial ownership except to the extent of their actual pecuniary interest.

(14)	The securities are under the total control of KBC Financial Products Cayman Islands Ltd. KBC Financial Products Cayman Islands Ltd. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.

(15)	Forest Investment Management LP (“Forest”) has sole voting control and shared investment control over LLT Limited. Forest is wholly-owned by Forest Partners II, the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(16)	MacKay Shields LLC is a wholly owned subsidiary of New York Life Insurance Company. MacKay Shields LLC is the subadvisor of portfolios MacKay Shields LLC as sub-advisor to New York Life Insurance Co Post 82, New York Life Insurance Co Pre 82, New York Life Insurance Separate A/ C 7, Mainstay Convertible Fund, Mainstay VP Convertible Fund. MacKay Shields LLC does not own any equity interest in the funds and accounts but has voting and dispositive power over the aggregate principal amount of debentures for each selling securityholder. Edward Silverstein, Managing Director of MacKay Shields LLC., is the portfolio manager for the selling securityholders. Mr. Silverstein, MacKay Shields LLC and all employees and members of MacKay Shields LLC disclaim beneficial ownership of the securities held by the Selling Securityholders, except for their pecuniary interest therein.

(17)	Pensionkasse Der Lonza AG and Universal Investment Gesellschaft MBH, Ref. Aventis are investment vehicles to which Jefferies & Company, Inc. provides investment services. Jefferies & Company, Inc. provides both institutions and high-net-worth individuals with trading services in equities, high-yield bonds, convertible bonds and international securities. Jeffries & Company, Inc. is the main operating subsidiary of Jefferies Group, Inc. Jeffries Group, Inc. is a publicly traded entity listed on the NYSE.

(18)	Piper Jaffray Companies is a NYSE listed company.

(19)	Putnam Convertible Income-Growth Trust is a mutual fund managed by Putnam Investment Management, LLC, which is responsible for all voting and investment decisions for the selling securityholder. Putnam Investment Management, LLC is owned by Putnam, LLC, which is owned by Putnam Investments Trust, which is owned by Marsh & McLennan Companies, Inc., a publicly traded corporation.

(20)	RBC Capital Markets is an affiliate of Royal Bank of Canada. Royal Bank of Canada is a NYSE listed company.

(21)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities registered herein.

(22)	UBS AG is the entity in majority control of UBS Securities LLC. Keith Ackerman is the natural person who has voting control over these securities.
      Only selling securityholders identified above who beneficially own the securities set forth opposite each such selling securityholder’s name in the foregoing table may sell such securities under the registration statement. Prior to any use of this prospectus supplement in connection with an offering of the debentures and/or the underlying common stock by any holder not identified above, this prospectus supplement will be supplemented to set forth the name and other information about the selling securityholder intending to sell such debentures and the underlying common stock. The prospectus supplement will also disclose whether any securityholder selling in connection with such prospectus supplement has held any position or office with, been employed by or otherwise had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement if such information has not been disclosed in this prospectus supplement.

Plan of distribution
      The selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors, may, from time to time, sell the debentures and the underlying common stock directly to purchasers or through underwriters, broker/dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the securities. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
      The selling securityholders may sell the debentures and the underlying common stock, from time to time, in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
      These sales may be effected in transactions (which may involve block transactions) in the following manner:

•	on any national securities exchange or quotation service on which the debentures or the underlying common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether such options are listed on option exchanges or otherwise through the settlement of short sales.
      These sales may include crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.
      The selling securityholders may also enter into hedging transactions with broker/dealers or other financial institutions in connection with the sales of the debentures or the underlying common stock. These broker/dealers or other financial institutions may in turn engage in short sales of these securities in the course of hedging their positions. The selling securityholders may sell short these securities to close out short positions, or loan or pledge these securities to broker/dealers that, in turn, may sell such securities.
      A short sale of the debentures or the underlying common stock by a broker-dealer, financial institution or selling securityholder would involve the sale of such debentures or underlying common stock that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of the debentures or the underlying common stock, a broker-dealer, financial institution or selling securityholder may purchase the debentures or our common stock on the open market to cover positions created by short sales. In determining the source of the debentures or shares of common stock to close out such short positions, the broker-dealer, financial institution or selling securityholders may consider, among other things, the price of debentures or shares of common stock available for purchase in the open market.
      The aggregate proceeds to the selling securityholders from the sale of the debentures or underlying common stock will be the purchase price of the debentures or common stock less any discounts or commissions. A selling securityholder reserves the right to accept, and together with its agents, to reject (except when we decide to redeem the debentures in accordance with the terms of the indenture) any proposed purchase of debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      To comply with certain states’ securities laws, if applicable, the selling securityholders will offer or sell the debentures and the common stock into which the debentures are convertible in such jurisdictions only through registered or licensed brokers/dealers. In addition, in some states the selling securityholders may not sell the debentures and the common stock into which the debentures are convertible unless such securities have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and the conditions of which have been satisfied.
      Our outstanding common stock is listed for trading on the Nasdaq National Market. Since their initial issuance, the debentures have been eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, debentures sold by means of this prospectus supplement will no longer be eligible for trading on the PORTAL Market. We do not intend to list the debentures for trading on any other automated quotation system or any securities exchange.
      The selling securityholders and any underwriters, broker/ dealers or agents that participate in the distribution of the debentures and underlying common stock may, in connection with these sales, be deemed to be “underwriters” within the meaning of the Securities Act. Any selling securityholder that is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of the Securities Act, unless such selling securityholder purchased its debentures in the ordinary course of business, and at the time of its purchase of the debentures to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the debentures. As a result, any discounts, commissions, concessions or profit they earn on any resale of the debentures or the shares of the underlying common stock may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including but not limited to those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have agreed to comply with the prospectus delivery requirements of the Securities Act, if any. To our knowledge, none of the selling securityholders who are broker-dealers or affiliates of broker-dealers, other than the initial purchasers, purchased debentures outside of the ordinary course of business or, at the time of the purchase of the debentures, had any agreements or understandings, directly or indirectly, with any person to distribute the debentures.
      The selling securityholders and any other person participating in the sale of the debentures or the underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities with respect to the particular debentures and the underlying common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.
      We cannot assure you that any selling securityholder will sell any or all of the debentures or the underlying common stock with this prospectus supplement and the accompanying prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus supplement and the accompanying prospectus. As a result, there may be, at any time, securities outstanding that are subject to restrictions on transferability and resale. In addition, any securities covered by this prospectus supplement and the accompanying prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold pursuant to Rule 144 or Rule 144A rather than pursuant to this prospectus supplement and the accompanying prospectus. Each selling securityholder has represented that it will not sell any debentures or common stock pursuant to this prospectus supplement and the accompanying prospectus except as described in this prospectus supplement and the accompanying prospectus.

      At the time a particular offering of the debentures or underlying common stock is made, if required, a prospectus supplement, or, if appropriate, a post-effective amendment to the registration statement of which the accompanying prospectus is a part, will be distributed setting forth the names of the selling securityholders, the aggregate amount and type of securities being offered, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commission or concessions allowed or reallowed or paid to the broker/dealers.
      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of debentures and the underlying common stock by the selling securityholders.
      Pursuant to the registration rights agreement, all expenses of the registration of debentures and underlying common stock will be paid by us, except that the selling securityholders will pay all underwriting discounts and selling commissions. The selling securityholders and we have agreed to indemnify each other and our respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the debentures and the common stock, including liabilities under the Securities Act.
      The registration rights agreement requires that we use reasonable efforts to keep the shelf registration statement effective until the earliest of (i) the second anniversary of the date of the original issuance of the debentures and (ii) such time as all of the debentures and the common stock issuable on the conversion thereof cease to be outstanding or have either (A) been sold or otherwise transferred pursuant to an effective registration statement, (B) been sold pursuant to Rule 144 under circumstances in which any legend borne by the debentures or common stock relating to restrictions on transferability thereof is removed or (C) become eligible for sale pursuant to Rule 144(k) or any successor provision. Notwithstanding the foregoing obligations, we may, under certain circumstances, postpone or suspend the filing or the effectiveness of the shelf registration statement, or any amendments or supplement thereto, or the sale of the debentures or underlying common stock hereunder. See “Description of debentures — Registration rights.”

Legal matters
      The validity of the securities offered by this prospectus supplement will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California.
Experts
      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS
INTEL CORPORATION
DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS
GUARANTEES
UNITS

        We or selling securityholders may from time to time offer to sell debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts, guarantees or units. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.
      Our common stock is listed on the Nasdaq National Market® under the symbol “INTC.”
       Investing in our securities involves a high degree of risk. See “Risk Factors” section of our filings with the SEC and the applicable prospectus supplement.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 30, 2006

      If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms. Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.
      Many factors could affect our actual results, and variances from our current expectations regarding such factors could cause actual results to differ materially from those expressed in our forward-looking statements. We presently consider the factors set forth below to be important factors that could cause actual results to differ materially from our published expectations. A more detailed discussion of these factors, as well as other factors that could affect our results, is contained under the heading “Risk factors” in our SEC filings, including the report on Form 10-K for the year ended December 31, 2005. However, management cannot predict all factors, or combinations of factors, that may cause actual results to differ materially from those projected in any forward-looking statements. Factors that could cause our results to be different from our expectations include:

•	we operate in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term, and by product demand that is highly variable. Revenue and the gross margin percentage are affected by the demand for and market acceptance of our products; the availability of sufficient inventory of Intel products and related components from other suppliers to meet demand; pricing pressures; actions taken by Intel’s competitors; and our ability to respond quickly to technological developments and to incorporate new features into our products. Factors that could cause demand to be different from our expectations include changes in customer product needs, including order cancellations; changes in customers’ level of inventory; and changes in business and economic conditions;

•	our gross margin percentage could vary from expectations based on changes in revenue levels; product mix and pricing; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; capacity utilization; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs;

•	expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for our products and the level of revenue and profits;

•	our results could be impacted by unexpected economic, social and political conditions in the countries in which we, our customers or our suppliers operate, including security risks, possible infrastructure disruptions and fluctuations in foreign currency exchange rates;

•	our results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in our SEC reports; and

•	our results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover.
      Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time.
      The types of securities that we or selling securityholders may offer and sell from time to time pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	depositary shares;

•	purchase contracts;

•	guarantees; and

•	units consisting of any of the securities listed above.
      Each time we or selling securityholders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we or selling securityholders propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we or selling securityholders will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.
      In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.
      Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

THE COMPANY
      We are the world’s largest semiconductor chip maker, developing advanced integrated digital technology platforms for the computing and communications industries. Our goal is to be the preeminent provider of silicon chips and platform solutions to the worldwide digital economy. We offer products at various levels of integration, allowing our customers flexibility to create advanced computing and communications systems and products.
      Intel’s products include chips, boards and other semiconductor components that are the building blocks integral to computers, servers, and networking and communications products. Our component-level products consist of integrated circuits used to process information. Our integrated circuits are silicon chips, known as semiconductors, etched with interconnected electronic switches.
      We were incorporated in California in 1968 and reincorporated in Delaware in 1989. Our principal executive offices are located at 2200 Mission College Boulevard, Santa Clara, California 95054 and our telephone number is (408) 765-8080.
USE OF PROCEEDS
      We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

Year Ended

December 31,	December 25,	December 27,	December 28,	December 29,
2005	2004	2003	2002	2001

169x	107x	72x	32x	18x
      The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes plus fixed charges by (ii) fixed charges. Our fixed charges consist of the portion of operating lease rental expense that is representative of the interest factor and interest expense on indebtedness.

DESCRIPTION OF DEBT SECURITIES
      The following sets forth certain general terms and provisions of the indenture under which the debt securities are to be issued, unless otherwise specified in a prospectus supplement. The particular terms of the debt securities to be sold will be set forth in a prospectus supplement relating to such debt securities.
      The debt securities will represent unsecured general obligations of the Company, unless otherwise provided in the prospectus supplement. As indicated in the applicable prospectus supplement, the debt securities will either be senior debt or subordinated debt as described in such prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under an indenture dated as of March 29, 2006 between us and Citibank, N.A. that has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplemental indentures as are adopted from time to time. The following summary of certain provisions of that indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of that indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.
General
      The indenture does not limit the amount of debt securities that may be issued thereunder. The applicable prospectus supplement with respect to any debt securities will set forth the following terms of the debt securities offered pursuant thereto: (i) the title and series of such debt securities, including CUSIP numbers; (ii) any limit upon the aggregate principal amount of such debt securities of such title or series; (iii) whether such debt securities will be in global or other form; (iv) the date(s) and method(s) by which principal and any premium on such debt securities is payable; (v) interest rate or rates (or method by which such rate will be determined), if any; (vi) the dates on which any such interest will be payable and the method of payment; (vii) whether and under what circumstances any additional amounts are payable with respect to such debt securities; (viii) the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security; (ix) the basis upon which interest on such debt securities shall be calculated, if other than that of a 360 day year of twelve 30-day months; (x) the place or places where the principal of and interest or additional amounts, if any, on such debt securities will be payable; (xi) any redemption or sinking fund provisions, or the terms of any repurchase at the option of the holder of the debt securities; (xii) the denominations of such debt securities, if other than $1,000 and integral multiples thereof; (xiii) any rights of the holders of such debt securities to convert the debt securities into other securities or property; (xiv) the terms, if any, on which payment of principal or any premium, interest or additional amounts on such debt securities will be payable in a currency other than U.S. dollars; (xv) the terms, if any, by which the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods; (xvi) if other than the principal amount hereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy; (xvii) any events of default or covenants in addition to or in lieu of those described herein and remedies therefor; (xviii) whether such debt securities will be subject to defeasance or covenant defeasance; (xix) the terms, if any, upon which such debt securities are to be issuable upon the exercise of warrants; (xx) any trustees other than Citibank, N.A., and any authenticating or paying agents, transfer agents or registrars or any other agents with respect to such debt securities; (xxi) the terms, if any, on which such debt securities will be subordinate to other debt of the Company; and (xxii) any other specific terms of such debt securities and any other deletions from or additions to or modifications of the indenture with respect to such debt securities.
      Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture.
      The indenture does not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under “— Consolidation, Merger and Sale of Assets.” The Company’s certificate of incorporation also contains other provisions which may prevent or limit a change of control. See “Description of Capital Stock.”
Modification and Waiver
      The indenture provides that supplements to the indenture and the applicable supplemental indentures may be made by the Company and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of debt securities of a series under the indenture or the debt securities of such series, with the consent of the holders of a majority (or such other amount as is provided for a particular series of debt securities) in principal amount of the outstanding debt securities issued under such indenture that are affected by the supplemental indenture, voting as a single class; provided that no such supplemental indenture may, without the consent of the holder of each such debt security affected thereby, among other things: (a) change the stated maturity of the principal of, or any premium, interest or additional amounts on, such debt securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or any additional amounts thereon, or reduce any premium payable on redemption thereof or otherwise, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change the redemption provisions or adversely affect the right of repayment at the option of the holder, or change the place of payment or currency in which the principal of, or any premium, interest or additional amounts with respect to any debt security is payable, or impair or affect the right of any holder of debt securities to institute suit for the payment after such payment is due, (b) reduce the percentage of outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or reduce the quorum required for voting; (c) modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders, waivers of past defaults or securities redeemed in part, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of each holder affected thereby; or (d) make any change that adversely affects the right to convert or exchange any security into or for common stock or other securities, cash or other property in accordance with the terms of the applicable debt security.
      The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.
      The indenture provides that the Company and the applicable trustee may, without the consent of the holders of any series of debt securities issued thereunder, enter into additional supplemental indentures for one of the following purposes: (1) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in such indenture and in the debt securities issued thereunder; (2) to add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the indenture; (3) to establish the form and terms of debt securities issued thereunder; (4) to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee; (5) to cure any ambiguity, to correct or supplement any provision in the indenture that may be inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under such indenture which shall not adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect; (6) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities under the indenture, (7) to add any additional events of default with respect to all or any series of debt securities; (8) to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that such action does not adversely affect the interests of any holder of an outstanding debt security of such series or any other security in any material respect; (9) to make provisions with respect to the conversion or exchange rights of holders of debt securities of any series; (10) to amend or supplement any provision contained in such indenture or any supplemental indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the holders of any debt securities then outstanding; or (11) to qualify such indenture under the Trust Indenture Act of 1939.
Events of Default
      Unless otherwise provided in any prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued thereunder: (a) default in the payment of principal (or premium, if any) or any additional amounts with respect to such principal or premium on any series of the debt securities outstanding under the indenture when due; (b) default in the payment of any interest or any additional amounts with respect to such interest on any series of the debt securities outstanding under the indenture when due, continued for 30 days; (c) default in the payment, if any, of any sinking fund installment when and as due by the terms of any debt security of such series, subject to any cure period that may be specified in any debt security of such series; (d) failure to perform any other covenant or warranty of the Company contained in such indenture or such debt securities continued for 90 days after written notice; (e) certain events of bankruptcy, insolvency or reorganization of the Company; and (f) any other event of default provided in a supplemental indenture with respect to a particular series of debt securities. In case an event of default other than a default specified in clause (e) above shall occur and be continuing with respect to any series of such debt securities, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all the debt securities outstanding shall be and become due and payable immediately, without notice or other action by any holder or the applicable trustee, to the full extent permitted by law. Any event of default with respect to particular series of debt securities under such indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (voting as a class), except in each case a failure to pay principal of or premium, interest or additional amounts, if any, on such debt securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.
      The indenture provides that the applicable trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the debt securities) if the applicable trustee considers it in the interest of holders to do so.
      The indenture contains a provision entitling the applicable trustee to be indemnified by the holders before proceeding to exercise any trust or power under such indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable trustee or of exercising any trust or power conferred upon the applicable trustee with respect to the debt securities of such series; provided, however, that the applicable trustee may decline to follow any such direction if, among other reasons, the applicable trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to the applicable indenture will be subject to certain conditions precedent including, without limitation, that the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding under such indenture make a written request upon the applicable trustee to exercise its powers under such indenture, indemnify the applicable trustee and afford the applicable trustee reasonable opportunity to act, but the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the debt securities, to require conversion of debt securities if such indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.
Consolidation, Merger and Sale of Assets
      The indenture provides that the Company may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets to any person unless the successor person is a corporation organized under the laws of any domestic jurisdiction and assumes the Company’s obligations on the debt securities issued thereunder, and under such indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.
Certain Covenants
      Existence. Except as permitted under “— Consolidation, Merger and Sale of Assets,” the indenture requires the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by certificate of incorporation, bylaws and statute) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if the Company determines that the preservation thereof is no longer desirable in the conduct of its business.
      Calculation of Original Issue Discount. The Company shall file with the trustee promptly at the end of each calendar year a written notice specifying the amount of original issue discount accrued on outstanding securities at the end of such year and any other specific information as may then be relevant under the Internal Revenue Code of 1986, as amended.
      Additional Covenants. Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.
Conversion Rights
      The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.
Redemption; Repurchase at the Option of the Holder; Sinking Fund
      The terms and conditions, if any, upon which (i) the debt securities are redeemable at the option of the Company, (ii) the holder of debt securities may cause the Company to repurchase such debt securities or (iii) the debt securities are subject to any sinking fund will be set forth in the applicable prospectus supplement relating thereto.
Repurchases on the Open Market
      The Company or any affiliate of the Company may at any time or from time to time repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of the Company or the relevant affiliate of the Company, be held, resold or surrendered to the trustee for cancellation.
Discharge, Defeasance and Covenant Defeasance
      The indenture provides, with respect to each series of debt securities issued thereunder, that the Company may terminate its obligations under such debt securities of a series and such indenture with respect to debt securities of such series if: (A)(i) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been accepted by the applicable trustee for cancellation; or (ii) the debt securities of such series have become due and payable, or mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the applicable trustee, as trust funds solely for the benefit of the holders of such debt securities, for that purpose, money sufficient to pay the entire indebtedness on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under such indenture, and (C) the Company delivers to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of such series have been complied with. With respect to the foregoing clause (i) and (ii), certain obligations of the Company to the Trustee shall survive. With respect to the foregoing clause (ii), the Company’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement, to pay additional amounts, if any, in certain circumstances, and with respect to rights of conversion or exchange, if any, shall survive until such debt securities are no longer outstanding. Thereafter, only the Company’s obligations to compensate and indemnify the applicable trustee and its right to recover excess money held by the applicable trustee shall survive.
      The indenture provides that the Company (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities issued thereunder of any series, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series and (ii) may omit to comply with any term, provision, covenant or condition of such indenture, and such omission shall be deemed not to be an event of default under clause (d) or (f) of the first paragraph of “— Events of Default” with respect to the outstanding debt securities of such series; provided that the following conditions shall have been satisfied: (A) the Company has irrevocably deposited in trust with the applicable trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest of the debt securities of such series, money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the applicable trustee), as the case may be; (B) such deposit will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (C) no default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit; (D) the Company shall have delivered to such trustee an opinion of counsel as described in the indenture to the effect that (1) the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this provision of such indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (2) after the 91st day after the establishment of such trust, the amounts in such trust will not be subject to any case or proceeding in respect of the Company under applicable bankruptcy, insolvency or similar law; and (E) the Company has delivered to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the defeasance contemplated have been complied with. Subsequent to a legal defeasance under clause (i) above, the Company’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement, to pay additional amounts, if any, in certain circumstances, and with respect to rights of conversion or exchange, if any, shall survive until such debt securities are no longer outstanding.
Applicable Law
      The indenture provides that the debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.
About the Trustee
      Unless otherwise specified in the applicable prospectus supplement, Citibank, N.A. is the trustee under the indenture.

DESCRIPTION OF CAPITAL STOCK
General

Common Stock
      Under Intel’s second restated certificate of incorporation (the “certificate of incorporation”), Intel is authorized to issue up to 10 billion shares of common stock. The common stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of Intel. Holders of shares of common stock have one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of Intel. The holders of common stock are entitled to receive dividends, if any, as and when declared from time to time by the board of directors of Intel out of funds legally available therefor. Upon liquidation, dissolution or winding up of the affairs of Intel, the holders of common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of Intel available for distribution to holders of common stock. The shares of common stock currently outstanding are fully paid and nonassessable. As of January 27, 2006, there were approximately 5,883 million shares of common stock issued and outstanding.

Preferred Stock
      Under the certificate of incorporation, Intel is authorized to issue up to 50 million shares of preferred stock. The preferred stock may be issued in one or more series, and the board of directors of Intel is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, and restrictions with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock. As of January 27, 2006, there were no shares of preferred stock issued and outstanding.
Certain certificate of incorporation provisions

General effect
      Intel has adopted a number of provisions in its certificate of incorporation that might discourage certain types of transactions that involve an actual or threatened change of control of Intel. The provisions may make it more difficult and time consuming to change majority control of the board of directors and thus reduce the vulnerability of Intel to an unsolicited offer, particularly an offer that does not contemplate the acquisition of all of Intel’s outstanding shares.
      These provisions are intended to encourage persons seeking to acquire control of Intel to initiate such an acquisition through arm’s-length negotiations with Intel’s management and board of directors. Additionally, such provisions provide management with the time and information necessary to evaluate a takeover proposal, to study alternative proposals and to help ensure that the best transaction involving Intel is ultimately undertaken. Nonetheless, the provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Intel, even though such an attempt might be beneficial to Intel and its stockholders.

Fair price provision
      The certificate of incorporation contains a fair price provision (the “fair price provision”) which requires that mergers and certain other business combinations (“business combinations”) involving Intel and persons beneficially owning 5% or more of the outstanding shares of common stock (an “interested stockholder”) either (i) meet certain minimum price and procedural requirements, (ii) be approved by a majority of the members of Intel’s board of directors who are unaffiliated with the 5% stockholder and who were directors before the stockholder became a 5% stockholder (the “disinterested directors”) or (iii) be approved by the holders of at least 66 2/3 % of the voting power of Intel’s outstanding voting stock (“voting stock”).

      Minimum price and procedural requirements. To consummate a business combination based on the minimum price and procedural requirements condition, all the following conditions must be satisfied:

(a) Intel’s stockholders shall have the right to receive cash for their shares if cash was paid by the interested stockholder to acquire any shares of Intel’s stock, or any interest therein, in the two years prior to the announcement of the transaction;

(b) The aggregate amount of the cash and the fair market value (calculated in accordance with the fair price provision) to be paid shall equal the higher of: (1) the highest price per share paid by the interested stockholder in acquiring any shares of voting stock during the five years prior to the date of the consummation of the business combination (the “consummation date”) or (2) the fair market value per share of common stock on the date on which the interested stockholder became an interested stockholder (the “determination date”) or the consummation date whichever is higher;

(c) after the determination date and prior to the consummation date (1) if Intel pays regular dividends, Intel shall not have failed to pay dividends, reduced the annual rate of dividends or failed to increase the rate of dividends to reflect a reduction in the number of shares of voting stock, unless approved by a majority of the disinterested directors; (2) the interested stockholder shall not have acquired any additional shares of voting stock, directly from Intel or otherwise, in any transaction after the transaction pursuant to which it became an interested stockholder and (3) the interested stockholder shall not have received, at any time after it became an interested stockholder, whether in connection with the proposed business combination or otherwise, the benefit of any loan or other financial assistance or tax advantage provided by Intel (other than proportionately as a stockholder); and

(d) a proxy or information statement disclosing the terms and conditions of the proposed business combination and complying with the requirements of the proxy rules promulgated under the Exchange Act must be mailed to all stockholders of Intel at least 30 days before the consummation of a business combination. The disinterested directors must be provided in such proxy statement an opportunity to state their views regarding the proposed business combination and to include therewith an opinion of an independent investment banking firm they have selected.
      66 2/3% vote required to amend or repeal the fair price provision. The certificate of incorporation requires the affirmative vote of the holders of 66 2/3% or more of the outstanding voting stock to amend, alter or repeal, or to adopt any provisions inconsistent with, the fair price provision.

No action by stockholder consent
      Intel’s certificate of incorporation prohibits action that is required or permitted to be taken at any annual or special meeting of stockholders of Intel from being taken by the written consent of stockholders without a meeting. This provision may be altered, amended or repealed only if the holders of 66 2/3 % or more of voting stock vote in favor of such action.

Proposal to repeal certain provisions of our certificate of incorporation
      Our proxy statement for our 2006 annual meeting contains a stockholder proposal to remove the fair price provision from our certificate of incorporation and to repeal the super-majority vote provisions in our certificate of incorporation, including those related to the fair price provision, certain amendments to our certificate of incorporation and stockholder approval of a compromise or arrangement between Intel and its creditors or stockholders.
DESCRIPTION OF OTHER SECURITIES
      We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION
      The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents,

•	to or through underwriters,

•	through broker-dealers (acting as agent or principal),

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise,

•	through a combination of any such methods of sale;

•	through any other methods described in a prospectus supplement
      The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the Nasdaq National Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.
      Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.
      If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.
      If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.
      We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

      Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.
      Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.
      Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.
      Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS
      Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.
LEGAL MATTERS
      In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents by counsel named in the applicable prospectus supplement.
EXPERTS
      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.
      We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

Intel SEC Filings (File No. 000-06217)	Period

Annual report on Form 10-K (including the portions of our proxy statement for our 2006 annual meeting of stockholders incorporated by reference therein)	Year ended December 31, 2005
Current reports on Form 8-K	Filed, January 19, 2006 and February 9, 2006.
      We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the debentures. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we may file with the SEC, unless otherwise specified in such current report. Notwithstanding any statements to the contrary in such report, we are not incorporating by reference our current report on Form 8-K filed January 17, 2006 or March 3, 2006. As we announced on March 3, 2006, Intel’s Business Outlook, published in our Annual Report on Form 10-K for the year ended Dec. 31, 2005 no longer reflects our expectations and should not be relied upon.
      You may obtain copies of any of these filings through Intel as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:
Intel Corporation
2200 Mission College Blvd., M/S SC4-203
Santa Clara, CA 95052-8119
Attn: Corporate Secretary
(408) 765-8080
www.intel.com
      THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.